As filed with the Securities and Exchange Commission on October 19, 2006
Registration No. 333-137927

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sprint Nextel Corporation
(Exact name of registrant as specified in its charter)

Kansas	48-0457967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Leonard J. Kennedy, Esq.
General Counsel
Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Lisa A. Stater, Esq.
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia 30309-3053
(404) 521-3939

Approximate date of commencement of proposed sale to the public:  As soon as practicable following the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 19, 2006

Prospectus
SPRINT NEXTEL CORPORATION
Consent Solicitation and Offer to Guarantee

8 1/8% Senior Notes due 2011 ($450,000,000 principal amount outstanding) (CUSIP No. 65333F AR 8)	and	8 1/8% Senior Notes due 2011 ($25,000,000 principal amount outstanding) (CUSIP No. 65333F AV 9)

of

NEXTEL PARTNERS, INC.
The consent solicitation will expire at 5:00 p.m.,
New York City time, on Thursday, November 2, 2006, unless extended.

We are offering to fully and unconditionally guarantee the above notes of our subsidiary, Nextel Partners, Inc., in return for your consent to proposed amendments to the indentures under which the notes were issued. The guarantees will be issued if the holders of a majority in aggregate principal amount of each of the series of the above notes consent to the proposed amendments. These proposed amendments would amend certain covenants contained in the indentures governing the above notes to provide us with the operational flexibility to integrate more effectively Nextel Partners’ business with ours and substitute certain reports we file with the Securities and Exchange Commission, or SEC, for those of Nextel Partners. If we receive the required consents, and the guarantees are issued, our guarantees of your notes will rank equal to all of our other existing and future senior unsecured indebtedness.

For a discussion of factors you should consider before you decide whether to consent, see “Risk Factors” beginning on page 6.

The expiration date for the consent solicitation is 5:00 p.m., New York City time, on Thursday, November 2, 2006 unless extended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The solicitation agent for the consent solicitation is:

Bear, Stearns & Co. Inc.

The date of this prospectus is October   , 2006

REFERENCES TO ADDITIONAL INFORMATION

As used in this prospectus, “we,” “us” or “our” refers to Sprint Nextel Corporation (formerly known as Sprint Corporation), “Nextel Partners” refers to Nextel Partners, Inc., our wholly owned subsidiary, and “Nextel Communications” or “Nextel” refers to Nextel Communications, Inc. prior to its merger with and into one of our wholly owned subsidiaries and, thereafter, to that subsidiary as the surviving corporation in that merger (which was renamed Nextel Communications, Inc.), in each case, together with such corporation’s subsidiaries. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that we file with the SEC and incorporate by reference into this prospectus by requesting the documents, in writing or by telephone, from the SEC or from:

Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: Investor Relations
Telephone: (703) 433-4300

PROSPECTUS SUMMARY

This summary highlights basic information about us, Nextel Partners, the consent solicitation and the guarantees, but does not contain all information important to you. You should read the more detailed information and consolidated financial statements and the related notes incorporated by reference into this prospectus.

Overview

Sprint Nextel

2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000

On August 12, 2005, Nextel Communications merged with one of our wholly owned subsidiaries. In connection with the merger, we changed our name from Sprint Corporation to Sprint Nextel Corporation. We offer a comprehensive suite of wireless and long distance wireline communications products and services to individuals, small businesses, large enterprises and government customers. We own extensive wireless networks and a global long distance, Tier 1 Internet backbone. At the time that we announced the merger with Nextel, we also announced that we intended to spin-off our local communications business. We completed the spin-off on May 17, 2006.

Nextel Partners

4500 Carillon Point
Kirkland, Washington 90833
(425) 576-3600

Nextel Partners is principally engaged in the ownership and operation of wireless communications. Nextel Partners provides wireless communications services under the Nextel® brand name within its service areas. Its wireless network utilizes integrated Digital Enhanced Network, or iDEN®, technology provided by Motorola, Inc., or Motorola. On June 26, 2006, we acquired the remaining common stock of Nextel Partners that we did not already own and completed the acquisition of Nextel Partners by merging one of our wholly owned subsidiaries with Nextel Partners.

Although both of the indentures governing the 8 1/8% Senior Notes due 2011 contain provisions that generally require Nextel Partners to make an offer to repurchase these notes upon a change in control, our acquisition of Nextel Partners did not trigger these provisions. Because we are a “permitted holder” of Nextel Partners’ stock under both indentures, our acquisition of the common stock of Nextel Partners that we did not already own did not qualify as a “change of control” under the indentures. See “Description of the Amended Notes — Covenants — Change of Control.” In addition, because Nextel Partners was the surviving entity in the merger that completed our acquisition, the merger was permitted under the merger covenants of both indentures and did not require Nextel Partners to offer to repurchase the notes. See “Description of the Amended Notes — Covenants — Merger, Sale of Assets, Etc.”

Use of Proceeds

We will not receive any cash proceeds from the issuance of our guarantees.

The Consent Solicitation

The Notes	8 1/8% Senior Notes due 2011, issued in December 2003, or the 2003 notes.

8 1/8% Senior Notes due 2011, issued in October 2004, or the 2004 notes, which, together with the 2003 notes, are referred to in this prospectus as the notes.

The Consent Solicitation	We are soliciting consents from the holders of the notes to the proposed amendments described below. See “The Consent Solicitation.” We will provide our guarantees if consents to the proposed amendments have been validly submitted and not withdrawn by holders of record of a majority in aggregate principal amount of each series of notes.

Record Date	October 18, 2006

Proposed Amendments	We are making the consent solicitation to amend certain covenants contained in the indentures governing the notes to provide us with the operational flexibility to integrate more effectively our and Nextel Partner’s business and substitute our financial reports that we file with the SEC for those of Nextel Partners. The proposed amendments would, among other things:

• modify the definition of “Asset Sale” to exclude specifically any transfer or sale of assets from Nextel Partners or its restricted subsidiaries to us or any of our other direct or indirect subsidiaries;

• permit Nextel Partners to provide our periodic reports and other information filed with the SEC to the holders of the notes, in lieu of separate reports and information relating only to Nextel Partners; and

• modify the affiliate transactions covenant to permit Nextel Partners and its restricted subsidiaries to engage in transactions with us and any of our other direct or indirect subsidiaries, so long as such transactions are on terms that are no less favorable to Nextel Partners and its restricted subsidiaries than those that would have been obtained in comparable transactions by Nextel Partners and its restricted subsidiaries with an unrelated person, without having to obtain:

• an independent fairness opinion; or

• except in transactions above a certain dollar threshold, the approval of Nextel Partners’ board of directors.

The Supplemental Indentures	The proposed amendments to the indentures would be set forth in supplemental indentures to be executed by Nextel Partners and the trustee with respect to the 2003 notes, and Nextel Partners and the trustee with respect to the 2004 notes, promptly following the expiration date, if the required consents have been obtained. If the proposed amendments become effective, each indenture, as amended, will apply to each holder of the corresponding notes, regardless of whether that holder delivered a consent to the proposed amendments.

Expiration Date; Waiver; Amendment; Termination	The consent solicitation will expire at 5:00 p.m., New York City time, on Thursday, November 2, 2006, unless extended in respect of either or both series of the notes. We expressly reserve the right to waive or modify any term of, or terminate, the consent solicitation in respect of either or both series of the notes.

Required Consents	The proposed amendments to the indentures governing the notes require the consent of the holders of a majority in aggregate principal amount of each series of the notes for the proposed amendments to either of the indentures to become operative. We may waive this requirement, however, for either series of the notes, if we receive the required consents from the holders of a majority of that series of notes.

Revocation of Consents	A holder of notes may revoke a previously submitted consent at any time prior to the expiration date by following the procedures set forth herein.

Guarantees	We are offering to fully and unconditionally guarantee Nextel Partners’ payment obligations under the 2003 notes and the indenture governing the 2003 notes, or the 2003 indenture, and the 2004 notes and the indenture governing the 2004 notes, or the 2004 indenture, on a senior, unsecured basis, if the proposed amendments to the indentures become effective. If the guarantees are issued and Nextel Partners cannot make any payment on either of the 2003 notes or the 2004 notes, we would be required to make the payment instead.

United States Federal Income Tax Considerations	Although the issue is not free from doubt, we believe that a holder of notes should not recognize any income, gain or loss as a result of the implementation of the proposed amendments to the indentures governing the notes and the provision of our guarantees. See “United States Federal Income Tax Considerations.”

Solicitation Agent	The solicitation agent for the consent solicitation is Bear, Stearns & Co. Inc.

Consent Agent	The consent agent for the consent solicitation is The Bank of New York.

Information Agent	The information agent for the consent solicitation is Georgeson, Inc. Additional copies of this prospectus, the letter of consent and other related materials may be obtained from the information agent.

Risk Factors	You should read the “Risk Factors” section beginning on page 6 of this prospectus, as well as other cautionary statements included or incorporated by reference into this prospectus, to ensure that you understand the risks associated with the consent solicitation and the guarantees.

Selected Historical Financial Data of Sprint Nextel

The following table sets forth our selected historical financial data. The following data as of and for each of the years in the five-year period ended December 31, 2005 have been derived from our consolidated financial statements. The statement of operations and balance sheet data as of June 30, 2006 and 2005 have been derived from our unaudited consolidated financial statements. All periods reflect the spin-off of our local communications business, completed on May 17, 2006, as discontinued operations. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The following information should be read together with our consolidated financial statements and the notes related to those financial statements, which are incorporated by reference into this prospectus. The information set forth below is not necessarily indicative of the results of future operations.

	As of or for the Six
	Months Ended June 30,		As of or for the Years Ended December 31,
	2006	2005	2005	2004		2003		2002		2001
	(In millions, except per share amounts and ratios)

Statement of Operations Data:
Net operating revenues	$20,088	$11,172	$28,789	$21,647		$20,414		$20,889		$19,595
Operating income (loss)(1)(2)	1,196	1,356	2,141	(1,999)		(729)		417		(2,582)
Income (loss) from continuing operations(1)(2)	455	553	821	(2,006)		(1,306)		(522)		(2,632)
Net income (loss)(1)(2)	789	1,072	1,785	(1,012)		1,290		610		(1,447)
Diluted earnings (loss) per common share from continuing operations(1) (2) (3)(4)	$0.15	$0.37	$0.40	$(1.40)		$(0.92)		$(0.38)		$(1.91)
Basic earnings (loss) per common share from continuing operations(1) (2) (3)(4)	$0.15	$0.37	$0.40	$(1.40)		$(0.92)		$(0.38)		$(1.91)
Diluted earnings (loss) per common share(3)(4)	$0.26	$0.71	$0.87	$(0.71)		$0.91		$0.43		$(1.05)
Basic earnings (loss) per common share(3)(4)	$0.26	$0.72	$0.87	$(0.71)		$0.91		$0.43		$(1.05)
Diluted weighted average common shares outstanding(3)(4)	2,997	1,497	2,054	1,443		1,415		1,400		1,382
Basic weighted average common shares outstanding(3)(4)	2,974	1,479	2,033	1,443		1,415		1,400		1,382
Dividends per common share(5)(6)	$0.05	$0.25	$0.30	Note	(6)	Note	(6)	Note	(6)	Note	(6)
Balance Sheet Data:
Total assets	$98,251	$42,529	$102,580	$41,321		$42,675		$45,113		$45,619
Property, plant and equipment, net	24,120	14,341	23,329	14,662		19,130		21,127		21,423
Intangible assets, net	60,655	7,802	49,307	7,809		7,788		9,019		9,034
Total debt (including short-term and long-term borrowings, equity unit notes and redeemable preferred stock)	23,301	15,578	25,261	16,672		18,490		21,109		21,522
Shareholders’ equity	54,012	14,478	51,937	13,521		13,113		12,108		12,450
Ratio of Earnings to Fixed Charges:	1.57	2.16	1.63	—	(7)	—	(8)	—	(9)	—	(10)

(1)	For the six months ended June 30, 2006, we recorded net charges reducing our operating income by $267 million and income from continuing operations by $161 million. For the six months ended June 30, 2005, we recorded net charges reducing our operating income by $58 million and income from continuing operations by $36 million. These charges for both periods related to merger and integration costs, asset impairments and restructuring charges.

In 2005, we recorded net charges reducing our operating income by $724 million and income from continuing operations by $446 million. These charges related to merger and integration costs, asset impairments, restructurings and hurricane-related costs.

In 2004, we recorded net charges reducing our operating income by $3.7 billion to an operating loss and reducing income from continuing operations by $2.3 billion to an overall loss from continuing operations. The charges related primarily to restructurings and a long distance network impairment, partially offset by recoveries of fully reserved MCI Communications Corporation, or MCI, (now Verizon) receivables.

In 2003, we recorded net charges reducing our operating income by $1.9 billion and reducing income from continuing operations by $1.2 billion resulting in an overall loss from continuing operations. The charges related primarily to restructurings, asset impairments, and executive separation agreements, offset by recoveries of fully reserved MCI receivables.

In 2002, we recorded charges reducing our operating income by $318 million and reducing income from continuing operations by $200 million. The charges related primarily to restructurings, asset impairments and expected loss on MCI receivables.

In 2001, we recorded charges reducing our operating income by $1.7 billion to an operating loss and increasing the loss from continuing operations by $1.1 billion. The charges related primarily to restructurings and asset impairments.

(2)	We adopted Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. Accordingly, amortization of goodwill, spectrum licenses and trademarks ceased as of that date because they are indefinite life intangibles.

(3)	As the effects of including the incremental shares associated with options, restricted stock units and employees stock purchase plan shares are antidilutive, both basic loss per common share and diluted loss per common share from continuing operations reflect the same calculation for the years ended December 31, 2004, 2003, 2002 and 2001.

(4)	All per share amounts have been restated, for all periods before 2004, to reflect the recombination of our common stock and PCS common stock as of the earliest period presented at an identical conversion ratio (0.50 shares of our common stock for each share of PCS common stock). The conversion ratio was also applied to dilutive PCS securities (mainly stock options, employees stock purchase plan shares, convertible preferred stock and restricted stock units) to determine diluted weighted average shares on a consolidated basis.

(5)	In the first and second quarter 2005, a dividend of $0.125 per share was paid. In the third and fourth quarter 2005 and the first and second quarter 2006, the dividend was $0.025 per share.

(6)	Before the recombination of our two tracking stocks, shares of PCS common stock did not receive dividends. For each of the four years ended December 31, 2004 and prior, shares of our common stock (before the conversion of shares of PCS common stock) received dividends of $0.50 per share. In the first quarter 2004, shares of our common stock (before the conversion of shares of PCS common stock) received a dividend of $0.125 per share. In the second, third and fourth quarter 2004, shares of our common stock, which included shares resulting from the conversion of shares of PCS common stock, received quarterly dividends of $0.125 per share.

(7)	Earnings, as adjusted, were inadequate to cover fixed charges by $3.3 billion in 2004.

(8)	Earnings, as adjusted, were inadequate to cover fixed charges by $2.1 billion in 2003.

(9)	Earnings, as adjusted, were inadequate to cover fixed charges by $1.1 billion in 2002.

(10)	Earnings, as adjusted, were inadequate to cover fixed charges by $4.0 billion in 2001.

RISK FACTORS

You should carefully consider the risk factors discussed below, as well as the other information included and incorporated by reference into this prospectus, in connection with participation in the consent solicitation.

Risk Factors Relating to the Proposed Amendments to the Indentures

The proposed amendments to the indentures would result in fewer restrictions on Nextel Partners’ conduct than currently exist.

If the proposed amendments to the indentures become effective, the covenants in the amended indentures would generally impose fewer restrictions on Nextel Partners’ conduct than the covenants currently in the indentures. The proposed amendments would allow Nextel Partners to take actions that would otherwise have been restricted or conditioned, including certain transactions with affiliates, and with which you may not agree. For example, the proposed amendments to the indentures would permit Nextel Partners to engage in transactions with affiliates, which might, in certain circumstances, otherwise require Nextel Partners to seek a waiver from noteholders. See “The Consent Solicitation — Description of the Proposed Amendments” and Annex A to this prospectus for more information about the differences between what actions are currently restricted by the covenants currently applicable to the notes and what actions would be restricted by the covenants following the effectiveness of the proposed amendments.

Holders of the notes may be adversely affected if we do not issue our guarantees because, in that case, holders will have a claim only against Nextel Partners and not us.

Nextel Partners has a substantial amount of debt, including its obligations under the notes. The indentures governing the notes limit Nextel Partners’ ability to, among other things, borrow more money, which limits its ability to raise additional capital that may be necessary to pay its debts, including the notes. If we do not receive the required consents, in which case we would not issue the guarantees, and Nextel Partners is unable to satisfy its payment obligations on the notes, holders of the notes would have no direct claim against us for these payment obligations.

There can be no assurance that the implementation of the proposed amendments to the indentures and the provision of our guarantees of the notes will not constitute a taxable event for the holders of the notes.

We believe that the adoption of the proposed amendments and the provision of our guarantees of the notes should not constitute a taxable event for the holders of the notes. However, these actions could be treated as significant modifications of the notes resulting in a “deemed” exchange not treated as a recapitalization for tax purposes. If, contrary to our belief, the implementation of the proposed amendments and the provision of our guarantees were treated in this manner, a holder of the notes would recognize gain or loss in an amount equal to the difference, if any, between the amount realized by the holder in the “deemed” exchange and the holder’s adjusted tax basis in the notes deemed to be exchanged.

Risk Factors Relating to the Sprint-Nextel Merger and the Spin-off of Embarq

We may not be able to successfully integrate the businesses of Nextel with ours and realize the anticipated benefits of the merger.

Significant management attention and resources are being devoted to integrating the Nextel wireless network and other wireless technologies with ours, as well as the business practices, operations and support functions of the two companies. The challenges we are facing and/or may face in the future in connection with these integration efforts include the following:

•	integrating our code division multiple access, or CDMA, and iDEN wireless networks, which operate on different technology platforms and use different spectrum bands, and developing wireless devices and other products and services that operate seamlessly on both technology platforms;

•	developing and deploying next generation wireless technologies;

•	combining and simplifying diverse product and service offerings, subscriber plans and sales and marketing approaches;

•	preserving subscriber, supplier and other important relationships;

•	consolidating and integrating duplicative facilities and operations, including back-office systems; and

•	addressing differences in business cultures, preserving employee morale and retaining key employees, while maintaining focus on providing consistent, high quality customer service and meeting our operational and financial goals.

The process of integrating Nextel’s operations with ours could cause interruptions of, or loss of momentum in, our business and financial performance. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the two companies’ operations could have an adverse effect on our business, financial condition or results of operations. We may also incur additional and unforeseen expenses in connection with the integration efforts. There can be no assurance that the expense savings and synergies that we anticipate from the merger will be realized fully or within our expected timeframe.

We also recently acquired six third party affiliates that offer wireless services under the Sprint® brand name on CDMA networks built and operated at their own expense, or PCS Affiliates (US Unwired, Inc., IWO Holdings, Inc., Gulf Coast Wireless Limited Partnership, Alamosa Holdings, Inc., Enterprise Communications Partnership and UbiquiTel Inc.), and Nextel Partners, which provides service under the Nextel brand name in certain areas of the U.S. The process of integrating the business practices, operations and support functions of these companies could involve challenges similar to those identified above or add to those challenges by placing a greater strain on our management and employees.

We are subject to restrictions on acquisitions involving our stock and other stock issuances and possibly other corporate opportunities in order to enable the spin-off of our local communications business to qualify for tax-free treatment.

The spin-off of our local communications business, which is now an independent, publicly traded company known as Embarq Corporation, or Embarq, cannot qualify for tax-free treatment if 50% or more (by vote or value) of our stock, or the stock of Embarq, is acquired or issued as part of a plan, or series of related transactions, that includes the spin-off. Because the Nextel merger generally is treated as involving the acquisition of 49.9% of our stock (and the stock of Embarq) for purposes of this analysis, we are subject to restrictions on certain acquisitions using our stock and other issuances of our stock in order to enable the spin-off to qualify for tax-free treatment. At this time, it is not possible to determine how long these restrictions will apply. In addition, it is not possible to determine whether these limitations will have a material impact on us.

If the spin-off of Embarq does not qualify as a tax-free transaction, tax could be imposed on both our shareholders and us.

We have received a private letter ruling from the Internal Revenue Service, or IRS, that the spin-off of Embarq qualifies for tax-free treatment under Sections 355 and 361 of the Internal Revenue Code of 1986, as amended. In addition, we obtained opinions of counsel from each of Cravath, Swaine & Moore LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP that the spin-off so qualifies. The IRS ruling and the opinions rely on certain representations, assumptions and undertakings, including those relating to the past and future conduct of Embarq’s and our business, and neither the IRS ruling nor the opinions would be valid if such representations, assumptions and undertakings were incorrect. Moreover, the IRS private letter ruling does not address all the issues that are relevant to determining whether the distribution qualifies for tax-free treatment. Notwithstanding the IRS private letter ruling and opinions, the IRS could determine that the distribution should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings that were included in the request for the private letter ruling are false or have been violated, or if it disagrees with the conclusions in the opinions that are not covered by the IRS private letter ruling. If the distribution fails to qualify for tax-free treatment, it will be treated as a taxable distribution to our shareholders in an amount equal to the fair market value of Embarq’s equity securities (i.e., Embarq’s common stock issued to our common shareholders) received by them. In addition, we would be required to recognize gain in an amount up to the fair market value of the Embarq equity securities that we distributed on the distribution date plus the fair market value of the senior notes of Embarq received by us.

Furthermore, subsequent events could cause us to recognize gain on the distribution. For example, even minimal acquisitions of our equity securities or Embarq’s equity securities that are deemed to be part of a plan or a series of related transactions that include the distribution and the Sprint-Nextel merger could cause us to recognize gain on the distribution.

We are subject to exclusivity provisions and other restrictions under our arrangements with the remaining independent PCS Affiliates. Continued compliance with those restrictions may limit our ability to achieve synergies and fully integrate the operations of Nextel in the geographic areas served by those PCS Affiliates, and we could incur significant costs to resolve issues related to the merger under these arrangements. The manner in which these restrictions will be addressed is not currently known.

The arrangements with the remaining four independent PCS Affiliates restrict our and their ability to own, operate, build or manage specified wireless communication networks or to sell certain wireless services within specified geographic areas. Several of these PCS Affiliates have commenced litigation against us asserting that actions that we have taken or may take in the future in connection with our integration efforts are inconsistent with our obligations under our agreements with them, particularly with respect to the restrictions noted above. Continued compliance with those restrictions may limit our ability to achieve synergies and fully integrate the operations of Nextel and Nextel Partners in the areas served by those PCS Affiliates. We could incur significant costs to resolve these issues.

Risk Factors Relating to Our Business and Operations

We face intense competition that may reduce our market share and harm our financial performance.

Each of our two operating segments faces intense competition. Our ability to compete effectively depends on, among other things, the factors discussed below.

The blurring of the traditional dividing lines between local, long distance, wireless, cable and Internet services contributes to increased competition.

The traditional dividing lines between long distance, local, wireless, cable and Internet services are increasingly becoming blurred. Through mergers, joint ventures and various service expansion strategies, major providers are striving to provide integrated services in many of the markets we serve. This trend is also reflected in changes in the regulatory environment that have encouraged competition and the offering of integrated services.

We expect competition to intensify across our business segments as a result of the entrance of new competitors or the expansion of services offered by existing competitors, and the rapid development of new technologies, products, and services. We cannot predict which of many possible future technologies, products, or services will be important to maintain our competitive position or what expenditures we will be required to make in order to develop and provide these technologies, products or services. To the extent we do not keep pace with technological advances or fail to timely respond to changes in the competitive environment affecting our industry, we could lose market share or experience a decline in revenue, cash flows and net income. As a result of the financial strength and benefits of scale enjoyed by some of our competitors, they may be able to offer services at lower prices than we can, thereby adversely affecting our revenues, growth and profitability.

If we are not able to attract and retain customers, our financial performance could be impaired.

Our ability to compete successfully for new customers and to retain our existing customers will depend on:

•	our marketing and sales and service delivery activities;

•	our ability to anticipate and develop new or enhanced services that are attractive to existing or potential customers; and

•	our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced by our competitors, changes in consumer preferences, demographic trends, economic conditions, and discount pricing and other strategies that may be implemented by our competitors.

A key element in the economic success of communications carriers is the ability to retain customers as measured by the rate of subscriber churn. Our ability to retain customers and reduce our rate of churn is affected by a number of factors including, with respect to our wireless business, the actual or perceived quality and coverage of our network and the attractiveness of our service offerings. Our ability to retain customers in our businesses also is affected by competitive pricing pressures and the quality of our customer service. Our efforts to reduce churn may not be successful. A high rate of churn could impair our ability to increase the revenues of, or cause a deterioration in the operating margins of, our wireless operations or our operations as a whole.

As the wireless market matures, we must increasingly seek to attract customers from competitors and face increased credit risk from first time wireless subscribers.

We increasingly must attract a greater proportion of our new customers from our competitors’ existing customer bases rather than from first time purchasers of wireless services. The higher market penetration also means that customers purchasing wireless services for the first time, on average, have a lower credit rating than existing wireless users, which generally results in both a higher churn rate due to involuntary churn and in a higher bad debt expense.

Competition and technological changes in the market for wireless services could negatively affect our average revenue per user, subscriber churn, ability to attract new subscribers, and operating costs, which would adversely affect our revenues, growth and profitability.

We compete with several other wireless service providers in each of the markets in which we provide wireless services. As competition among wireless communications providers has increased, we have created pricing plans that have resulted in declining average revenue per minute of use for voice services, a trend which we expect will continue. Competition in pricing and service and product offerings may also adversely impact customer retention, which would adversely affect our results of operations.

The wireless communications industry is experiencing significant technological change, including improvements in the capacity and quality of digital technology such as the move to third generation wireless technology and the deployment of unlicensed spectrum devices. This causes uncertainty about future subscriber demand for our wireless services and the prices that we will be able to charge for these services. The rapid change in technology may lead to the development of wireless communications technologies or alternative services that exceed our levels of service or that consumers prefer over our services. If we are unable to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we may not be able to compete effectively and could lose customers to our competitors.

Mergers or other combinations involving our competitors and new entrants, including resellers commonly known as mobile virtual network operators, beginning to offer wireless services may also continue to increase competition. These wireless operators may be able to offer subscribers network features or products and services not offered by us, coverage in areas not served by either of our wireless networks or pricing plans that are lower than those offered by us, all of which would negatively affect our average revenue per user, subscriber churn, ability to attract new subscribers, and operating costs.

One of the primary differentiating features of our Nextel branded service is the two-way walkie-talkie service available on our iDEN network. A number of wireless equipment vendors, including Motorola, which supplies equipment for our Nextel branded service, have begun to offer wireless equipment that is capable of providing walkie-talkie services that are designed to compete with our walkie-talkie services. Several of our competitors have introduced handsets that are capable of providing walkie-talkie services. If these competitors’ services are perceived to be or become, or if any such services introduced in the future are, comparable to our Nextel branded walkie-talkie services, a key competitive advantage of our Nextel service would be reduced, which in turn could adversely affect our business.

Failure to improve wireless subscriber service and to continue to enhance the quality and features of our wireless networks and meet capacity requirements of our subscriber growth could impair our financial performance and adversely affect our results of operations.

We must continually make investments and incur costs in order to improve our wireless subscriber service and remain competitive. In connection with our continuing enhancement of the quality of our wireless networks and related services, we must:

•	maintain and expand the capacity and coverage of our networks;

•	obtain additional spectrum in some or all of our markets, if and when necessary;

•	secure sufficient transmitter and receiver sites and obtain zoning and construction approvals or permits at appropriate locations; and

•	obtain adequate quantities of system infrastructure equipment and handsets, and related accessories to meet subscriber demand.

Network enhancements may not occur as scheduled or at the cost that we have estimated. Delays or failure to add network capacity, or increased costs of adding capacity, could limit our ability to satisfy our wireless subscribers, resulting in decreased revenues. Even if we continuously upgrade our wireless networks, there can be no assurance that existing subscribers will not prefer features of our competitors and switch wireless providers.

Consolidation and competition in the wholesale market for wireline services could adversely affect our revenues and profitability.

Our long distance segment competes with AT&T (formerly known as SBC Communications, or SBC, which recently acquired AT&T), Verizon Communications (which recently acquired MCI), or Verizon, BellSouth Corporation (which has agreed to be acquired by AT&T), or BellSouth, Qwest Communications, Level 3 Communications, Inc., and cable operators, as well as a host of smaller competitors, in the provision of wireline services. Some of these companies have built high-capacity, Internet protocol-based fiber-optic networks capable of supporting large amounts of voice and data traffic. These companies claim certain cost structure advantages which, among other factors, may allow them to maintain profitability while offering services at a price below that which we can offer profitably. Increased competition and the significant increase in capacity resulting from new technologies and networks may drive already low prices down further. Both AT&T and Verizon, as a result of their recent acquisitions, continue to be our two largest competitors in the domestic long distance communications market. We and other long distance carriers depend heavily on local access facilities obtained from incumbent local exchange carriers, or ILECs, to serve our long distance customers, and payments to ILECs for these facilities is a significant cost of service for our long distance segment. The acquisition of AT&T by SBC and the proposed acquisition of BellSouth by AT&T, and the acquisition of MCI by Verizon, could give those carriers’ long distance operations cost and operational advantages with respect to these access facilities because those carriers serve significant geographic areas, including many large urban areas, as the incumbent local carrier.

Failure to complete development, testing and deployment of new technology that supports new services could affect our ability to compete in the industry and the technology we use places us at a competitive disadvantage.

We develop, test and deploy various new technologies and support systems intended both to enhance our competitiveness by supporting new services and features and reducing the costs associated with providing those services. Successful development and implementation of technology upgrades depend, in part, on the willingness of third parties to develop new applications in a timely manner. We may not successfully complete the development and rollout of new technology and related features or services in a timely manner, and they may not be widely accepted by our customers or may not be profitable, in which case we could not recover our investment in the technology. Deployment of technology supporting new service offerings may also adversely affect the performance or reliability of our networks with respect to both the new and existing services. Any resulting customer dissatisfaction could affect our ability to retain customers and have an adverse effect on our results of operations and growth prospects.

Our wireless networks provide services utilizing CDMA and iDEN technologies. Wireless subscribers served by these two technologies represent a smaller portion of global wireless subscribers than the subscribers served by wireless networks that utilize global system for mobile communication, or GSM, technology. As a result, our costs with respect to both CDMA and iDEN network equipment and handsets are generally higher than the comparable costs incurred by our competitors who use GSM technology.

If we are unable to meet our future capital needs relating to investment in our networks and other obligations, it may be necessary for us to curtail, delay or abandon our business growth plans. If we incur significant additional indebtedness to fund our plans, it could cause a decline in our credit rating and could increase our borrowing costs or limit our ability to raise additional capital.

We have substantial indebtedness, and we will require capital to satisfy our debt service requirements and other obligations, such as the obligation to pay debt that we have assumed in connection with the acquisitions of Nextel Partners and the PCS Affiliates. We also will require additional capital to make the capital expenditures necessary to implement our business plans or support future growth of our wireless business. Continued declines in the ability of our long distance segment to generate cash from its operations requires us to increase cash generated from our wireless segment. A decrease in our ability to generate cash from operations, or to obtain funds from other sources, may require us to seek additional financing to expand our businesses and meet our other obligations or divert cash used for capital expenditures, which could detract from operations and limit our ability to increase, or cause a decline in, revenues and net income. In addition, any future acquisitions may be made with additional borrowings. We may not be able to arrange additional financing to fund our requirements on terms acceptable to us. Our ability to arrange additional financing will depend on, among other factors, our financial performance, general economic conditions and prevailing market conditions. Many of these factors are beyond our control. Failure to obtain suitable financing when needed could, among other things, result in the inability to continue to expand our businesses and meet competitive challenges. If we incur significant additional indebtedness, or if we do not continue to generate sufficient cash from our operations, our credit rating could be adversely affected. As a result, our future borrowing costs would likely increase and our access to capital could be adversely affected.

We have entered into outsourcing agreements related to certain business operations. Any difficulties experienced in these arrangements could result in additional expense, loss of customers and revenue, interruption of our services or a delay in the roll-out of new technology.

We have entered into outsourcing agreements for the development and maintenance of certain software systems necessary for the operation of our business. We have also entered into agreements with third parties to provide customer service and related support to our wireless subscribers and outsourced many aspects of our customer care and billing functions to third parties. We also have entered into an agreement whereby a third party has leased or operates a significant number of our communications towers, and we sublease space on these towers. As a result, we must rely on third parties to perform certain of our operations and, in certain circumstances, interface with our customers. If these third parties are unable to perform to our requirements, we would have to pursue alternative strategies to provide these services and that could result in delays, interruptions, additional expenses and loss of customers.

The intellectual property rights utilized by us and our suppliers and service providers may infringe on intellectual property rights owned by others.

Some of our products and services use intellectual property that we own. We also purchase products from suppliers, including handset device suppliers, and outsource services to service providers, including billing and customer care functions, that incorporate or utilize intellectual property. We and some of our suppliers and service providers have received, or may receive in the future, assertions and claims from third parties that the products or software utilized by us or our suppliers and service providers infringe on the patents or other intellectual property rights of these third parties. These claims could require us or an infringing supplier or service provider to cease certain activities or to cease selling the relevant products and services. Such claims and assertions also could subject us to costly litigation and significant liabilities for damages or royalty payments.

If Motorola is unable or unwilling to provide us with equipment and handsets in support of our Nextel branded services, as well as anticipated handset and infrastructure improvements for those services, our iDEN operations will be adversely affected.

Motorola is our sole source for most of the equipment that supports the iDEN network and for all of the handsets we offer under the Nextel brand except BlackBerry® devices. Although our handset supply agreement with Motorola is structured to provide competitively priced handsets, the cost of iDEN handsets is generally higher than handsets that do not incorporate a similar multi-function capability. This difference may make it more difficult or costly for us to offer handsets at prices that are attractive to potential customers. In addition, the higher cost of iDEN handsets requires us to absorb a larger part of the cost of offering handsets to new and existing customers. These increased costs and handset subsidy expenses may reduce our growth and profitability. Also, we must rely on Motorola to develop handsets and equipment capable of supporting the features and services we plan to offer to subscribers of services on our iDEN network, including a dual-mode handset. A decision by Motorola to discontinue manufacturing, supporting or enhancing our iDEN-based infrastructure and handsets would have a material adverse effect on us. In addition, because iDEN technology is not as widely adopted and has fewer subscribers than other wireless technologies and because we expect that over time more of our customers will utilize service offered on our CDMA network, it is less likely that manufacturers other than Motorola will be willing to make the significant financial commitment required to license, develop and manufacture iDEN infrastructure equipment and handsets. Further, our ability to timely and efficiently implement the spectrum reconfiguration plan to eliminate interference with public safety operations in the 800 megahertz, or MHz, band, set forth in the Report and Order released by the Federal Communications Commission, or FCC, which provides for the exchange of a portion of the FCC licenses used in our iDEN network for other licenses, including 10 MHz of spectrum in the 1.9 gigahertz, or GHz, band, is dependent, in part, on Motorola.

The reconfiguration process contemplated by the FCC’s Report and Order may adversely affect our business and operations, which could adversely affect our future growth and operating results.

In order to accomplish the reconfiguration of the 800 MHz spectrum band that is contemplated by the Report and Order, in most cases we will need to cease our use of a portion of the 800 MHz spectrum on our iDEN network in a particular market before we are able to commence use of replacement 800 MHz spectrum in that market. To mitigate the temporary loss of the use of this spectrum, in many markets we will need to construct additional transmitter and receiver sites or acquire additional spectrum in the 800 MHz or 900 MHz bands. This spectrum may not be available to us on acceptable terms. In markets where we are unable to construct additional sites or acquire additional spectrum as needed, the decrease in capacity may adversely affect the performance of our iDEN network, require us to curtail subscriber additions in those markets until the capacity limitation can be corrected, or a combination of the two. Degradation in network performance in any market could result in higher subscriber churn in that market, the effect of which could be exacerbated if we are forced to curtail subscriber additions in that market. A resulting loss of a significant number of subscribers could adversely affect our results of operations. We expect that the reconfiguration process will have at least some adverse impact on the capacity and performance of our iDEN network, particularly in some of our more capacity constrained markets. In addition, the Report and Order gives the FCC the authority to suspend our use of the 1.9 GHz spectrum that we received under the Report and Order if we do not comply with our obligations under the Report and Order.

Government regulation could adversely affect our prospects and results of operations; the FCC and state regulatory commissions may adopt new regulations or take other actions that could adversely affect our business prospects or results of operations.

The FCC and other federal, state and local governmental authorities have jurisdiction over our business and could adopt regulations or take other actions that would adversely affect our business prospects or results of operations.

Wireless Operations.  The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In particular, the FCC imposes significant regulation on licensees of wireless spectrum with respect to:

•	how radio spectrum is used by licensees;

•	the nature of the services that licensees may offer and how such services may be offered; and

•	resolution of issues of interference between spectrum bands.

The Communications Act of 1934, or Communications Act, preempts state and local regulation of market entry by, and the rates charged by, commercial mobile radio service, or CMRS, providers, except that states may exercise authority over such things as certain billing practices and consumer-related issues. The California PUC has imposed rules designed to impose consumer protections. Several other states are considering similar initiatives. These regulations could increase the costs of our wireless operations.

The FCC grants wireless licenses for terms of generally ten years that are subject to renewal and revocation. FCC rules require all wireless licensees to meet certain buildout requirements and substantially comply with applicable FCC rules and policies and the Communications Act in order to retain their licenses. Failure to comply with FCC requirements in a given license area could result in revocation of the PCS license for that license area. There is no guarantee that our licenses will be renewed.

The FCC has initiated a number of proceedings to evaluate its rules and policies regarding spectrum licensing and usage. For example, it is considering new concepts that might permit unlicensed users to “share” our licensed spectrum to the extent the FCC believes harmful interference will not occur. These new uses could adversely impact our utilization of our licensed spectrum and our operational costs.

CMRS providers must implement enhanced 911, or E911, capabilities in accordance with FCC rules. Failure to deploy E911 service consistent with FCC requirements could subject us to significant fines. We were unable to satisfy the requirement that 95% of our subscriber base have Assisted-GPS capable handsets by December 31, 2005. We have filed a request for a waiver with the FCC seeking an extension of the December 31, 2005 handset penetration deadline to December 31, 2007, on which the FCC has not yet ruled.

The FCC, together with the Federal Aviation Administration, also regulates tower marking and lighting. In addition, tower construction is affected by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC adopted significant changes to its rules governing historic preservation review of projects, which makes it more difficult and expensive to deploy antenna facilities. The FCC is also considering changes to its rules regarding environmental protection as related to tower construction, which, if adopted, could make it more difficult to deploy facilities.

Wireline Operations.  The continued regulatory uncertainty regarding voice over IP, or VoIP, may adversely affect the competitive position of our long distance segment to the extent it makes less use of VoIP than our competitors.

Depending upon its outcome, the FCC’s proceedings regarding regulation of special access rates could affect the rates paid by our long distance segment for special access services in the future.

Concerns about health risks associated with wireless equipment may reduce the demand for our services.

Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Purported class actions and other lawsuits have been filed against numerous wireless carriers, including us, seeking not only damages but also remedies that could increase our cost of doing business. We cannot be sure of the outcome of those cases or that our business and financial condition will not be adversely affected by litigation of this nature or public perception about health risks. The actual or perceived risk of mobile communications devices could adversely affect us through a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that additional studies will not demonstrate a link between radio frequency emissions and health concerns.

Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  A number of the statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “intends,” “targets,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties in addition to those outlined in the above “Risk Factors” section and elsewhere in this prospectus including, but not limited to:

•	the effects of vigorous competition, including the impact of competition on the price we are able to charge customers for services we provide and our ability to attract new customers and retain existing customers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•	the impact of overall wireless market penetration on our ability to attract and retain customers with good credit standing and the intensified competition among wireless carriers for those customers;

•	the uncertainties related to the benefits of our merger with Nextel Communications, including anticipated synergies and cost savings and the timing thereof;

•	the potential impact of difficulties we may encounter in connection with the integration of the pre-merger Sprint and Nextel businesses, and the integration of the businesses and assets of certain of the PCS Affiliates and Nextel Partners, including the risk that these difficulties could prevent or delay our realization of the cost savings and other benefits we expect to achieve as a result of these integration efforts and the risk that we will be unable to continue to retain key employees;

•	the uncertainties related to the implementation of our business strategies, investments in our networks, our systems, and other businesses, including investments required in connection with our planned deployment of a next generation broadband wireless network;

•	the costs and business risks associated with providing new services and entering new geographic markets, including with respect to our development of new services expected to be provided using the next generation broadband wireless network that we plan to deploy;

•	the impact of potential adverse changes in the ratings afforded our debt securities by ratings agencies;

•	the ability of our wireless segment to continue to grow and improve profitability;

•	the ability of our long distance segment to achieve expected revenues;

•	the effects of mergers and consolidations in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us;

•	the inability of third parties to perform to our requirements under agreements related to our business operations;

•	no significant adverse change in Motorola’s ability or willingness to provide handsets and related equipment and software applications or to develop new technologies or features for our iDEN network;

•	the impact of adverse network performance, including, but not limited to, any performance issues resulting from reduced network capacity and other adverse impacts resulting from the reconfiguration of the 800 MHz band used to operate our iDEN network, as contemplated by the FCC’s Report and Order;

•	the costs of compliance with regulatory mandates, particularly requirements related to the FCC’s Report and Order, deployment of E911 services on the iDEN network and privacy-related matters;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•	one or more of the markets in which we compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•	other risks referenced from time to time in our filings with the SEC.

RATIOS OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio,

(i) earnings include:

•	income (loss) from continuing operations before income taxes, less the effect of

•	equity in the net earnings (losses) of less-than-50% owned entities, and

•	capitalized interest; and

(ii) fixed charges include:

•	interest on all debt of continuing operations;

•	amortization of debt premiums, discounts and issuance costs; and

•	the interest component of operating rents.

The ratio of earnings to fixed charges is calculated as follows:

(earnings + fixed charges)
(fixed charges)

	For the Six
	Months Ended
	June 30,		For the Years Ended December 31,
	2006	2005	2005	2004		2003		2002		2001

Sprint Nextel	1.57	2.16	1.63	—	(a)	—	(b)	—	(c)	—(d	)

(a)	Earnings, as adjusted, were inadequate to cover fixed charges by $3.3 billion in 2004.

(b)	Earnings, as adjusted, were inadequate to cover fixed charges by $2.1 billion in 2003.

(c)	Earnings, as adjusted, were inadequate to cover fixed charges by $1.1 billion in 2002.

(d)	Earnings, as adjusted, were inadequate to cover fixed charges by $4.0 billion in 2001.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of our guarantees.

THE CONSENT SOLICITATION

Introduction

We are seeking valid and unrevoked consents of registered holders of a majority in aggregate principal amount of each of the series of notes outstanding at the close of business on October 18, 2006, the record date for determining the holders of the notes entitled to deliver consents in connection with this consent solicitation. As of the record date, the principal amount of the 2003 notes outstanding was $450,000,000 and the principal amount of the 2004 notes outstanding was $25,000,000.

If holders of a majority in aggregate principal amount of each of the series of notes consent to the proposed amendments, we will become a guarantor of the notes and will fully and unconditionally guarantee the due and punctual payment of the principal of, and any accrued but unpaid interest in respect of, the notes when and as the same shall become due and payable. Obligations under our guarantees with respect to the notes will be senior and unsecured, and will rank equal in right of payment with all of our existing and future senior, unsecured debt.

Description of the Proposed Amendments

We are soliciting the consents of the holders of the 2003 notes and 2004 notes to the proposed amendments to the 2003 indenture and the 2004 indenture, respectively. The proposed amendments would be set forth in a supplemental indenture to each of the indentures. If the proposed amendments become operative, each indenture, as amended by the applicable supplemental indenture, would apply to holders of the corresponding notes.

The proposed amendments are being presented as one proposal for the 2003 notes and 2004 notes and each related indenture. Consequently, the delivery of a consent by a holder of notes is the delivery of a consent to all of the proposed amendments to the applicable indenture, and a consent purporting to consent to only some of the proposed amendments will not be valid. Furthermore, we are requiring the consent of the holders of a majority in aggregate principal amount of each of the 2003 notes and 2004 notes for the proposed amendments to either indenture to become operative. We may waive this requirement, however, for either the 2003 notes or the 2004 notes, if we receive the required consents from the holders of only the 2003 notes or the 2004 notes. For example, if we receive consents to the proposed amendments from a majority in aggregate principal amount of the holders of the 2003 notes, but not the 2004 notes, we may choose to waive approval from holders of the 2004 notes and implement the proposed amendments in the 2003 indenture and issue our guarantee only with respect to the 2003 indenture and the 2003 notes. Alternatively, if we receive consents to the proposed amendments from a majority in aggregate principal amount of the holders of the 2004 notes, but not the 2003 notes, we may choose to waive approval from holders of the 2003 notes and implement the proposed amendments in the 2004 indenture and issue our guarantee only with respect to the 2004 indenture and the 2004 notes. In no event, however, will the proposed amendments become operative in the 2003 indenture without approval from a majority in aggregate principal amount of the holders of the 2003 notes, nor will the proposed amendments become operative in the 2004 indenture without approval from a majority in aggregate principal amount of the holders of the 2004 notes.

The supplemental indentures to each of the indentures governing the notes will become effective upon execution by Nextel Partners and the applicable trustee. If the supplemental indentures are executed and the proposed amendments become operative, holders of the notes will be bound by the supplemental indentures, even if they have not consented to the proposed amendments. Until the proposed amendments become operative, however, each indenture, without giving effect to the proposed amendments, will remain in effect.

The following is a summary of the key provisions of the proposed amendments to the indentures. Please see Annex A to this prospectus for a complete description of the text of the proposed amendments to the indentures. The following summary is qualified by reference to the description of the terms of the notes, as amended by the proposed amendments to the indentures, in “Description of the Amended Notes,” and the full provisions of the indentures and the forms of supplemental indentures to the indentures, which have been filed as exhibits to the registration statement of which this prospectus forms a part. The following summary of the proposed amendments is presented in the order the relevant provisions appear in the indentures and not necessarily in the order of importance.

Amendment to Asset Sale Definition to Permit Certain Transfers of Assets to Us or Our Other Subsidiaries

Subject to certain exceptions, the indentures prohibit Nextel Partners and its restricted subsidiaries from selling or transferring assets unless they receive at least fair market value in return for such assets and at least 80% of the consideration received is in the form of cash or cash equivalents. In addition, the cash proceeds from each such asset sale are required, among other things, to be applied to repay certain indebtedness of Nextel Partners or to acquire assets that are used or useful in Nextel Partners’ business. We would benefit from the flexibility to use Nextel Partners’ assets in combination with our other assets where they can be most beneficial to our business as a whole. In order to create that flexibility, we are proposing amendments to each of the indentures that would revise the definition of “Asset Sale” to exclude specifically any transaction or series of related transactions involving the sale or other transfer of assets by Nextel Partners or its restricted subsidiaries to us or any of our other direct or indirect subsidiaries. Such sales or transfers would be subject to the proposed amended affiliate transactions covenant described below under “— Amendment to Transactions with Affiliates Covenant to Permit Certain Transactions with Us and Our Other Subsidiaries.”

Amendment to Transactions with Affiliates Covenant to Permit Certain Transactions with Us and Our Other Subsidiaries

The “Transactions with Affiliates” covenants in the indentures generally prohibit Nextel Partners and its restricted subsidiaries from engaging in any transaction with any affiliate of Nextel Partners on terms that are less favorable to Nextel Partners or such restricted subsidiary, as the case may be, than those which might be obtained from a person that is not an affiliate:

In addition, such affiliate transactions:

•	involving an aggregate consideration of $5 million or more must be approved in good faith by a majority of Nextel Partners’ disinterested directors and evidenced by a board resolution delivered to the trustees, and

•	if there is no disinterested director at such time or such transaction involves aggregate consideration of $25.0 million or more, by an opinion as to fairness to Nextel Partners or such restricted subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Certain specifically enumerated transactions are not subject to the requirements of the “Transactions with Affiliates” covenant, such as transactions between or among Nextel Partners and/or its restricted subsidiaries.

We want to integrate Nextel Partners’ business with ours and have Nextel Partners and its restricted subsidiaries engage freely in transactions with us or any of our other subsidiaries, so long as such transactions are on terms that are no less favorable to Nextel Partners and its restricted subsidiaries than those that would have been obtained in comparable transactions by Nextel Partners and its restricted subsidiaries with an unrelated person, without the necessity of having Nextel Partners’ board of directors or a majority of the board’s disinterested directors approve such transactions and/or obtaining an independent fairness opinion if such transactions exceed the applicable dollar thresholds. In an effort to create that flexibility, we are proposing amendments to the indentures that would (i) remove the second bullet point above (the requirement of obtaining an independent fairness opinion if an affiliate transaction exceeds $25.0 million or if there is no disinterested director) and (ii) with respect to the first bullet point above, increase the dollar threshold to $10.0 million and modify the requirement of obtaining approval by a majority of the disinterested members of the board of directors of Nextel Partners to instead require approval by the board of directors of Nextel Partners.

As a result, Nextel Partners and its restricted subsidiaries would be permitted to engage in transactions with affiliates if such transactions are on terms not less favorable to Nextel Partners and its restricted subsidiaries than those that would have been obtained in a comparable transaction with an unrelated person, and, to the extent they involve aggregate consideration in excess of $10.0 million, such transactions have been approved by Nextel Partners’ board of directors, which need not include disinterested directors.

Amendment to the Provision of Financial Reports Covenant to Permit Our Financial Reports to Be Provided to the Holders in Lieu of Nextel Partners’ Financial Reports

The “Provision of Financial Reports” covenant in each of the indentures requires Nextel Partners to provide to the holders of the notes and to file with the SEC all annual reports, quarterly reports and other documents that would be required to be filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if Nextel Partners were required to file such reports.

In an effort to eliminate the expense associated with continuing to produce and provide to holders of the notes separate financial reports for Nextel Partners and file such reports with the SEC, we are seeking consents to amend the indentures to permit Nextel Partners to provide the financial reports of a parent guarantor of such notes (without including any condensed consolidated financial information related to Nextel Partners), in lieu of separate reports relating only to Nextel Partners. As a result, if the proposed amendments become effective, following the execution and delivery of our guarantee of the notes to the trustees, we, as a parent guarantor of the notes, would be permitted to provide to the holders of the notes our financial reports filed with the SEC (without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X) instead of the financial reports of Nextel Partners.

Addition of Defined Terms and Revision of Other Text

In connection with the proposed amendments described above, certain defined terms would be added to the indentures. Please see Annex A to this prospectus and the form of supplemental indentures for a more complete description of those amendments. In addition, we reserve the right to make certain technical changes to the indentures pursuant to the provisions thereof and to include such changes in the supplemental indentures. Any such technical changes will not affect the substantive rights of the holders of the notes, other than as described above.

The proposed amendments would also delete or amend or be deemed to have deleted or amended any provisions in the notes corresponding to the provisions in the indentures that are deleted or amended by virtue of the proposed amendments.

Expiration Date; Extension; Waiver; Amendment; Termination

The consent solicitation will expire at 5:00 p.m., New York City time, on Thursday, November 2, 2006, unless we extend the consent solicitation. If we extend the consent solicitation, the expiration date will be the latest time and date to which the consent solicitation is extended. We expressly reserve the right to extend the consent solicitation from time to time or for such period or periods as we may determine in our discretion by giving oral (to be confirmed in writing) or written notice of such extension to the consent agent and by making a public announcement by press release to the Dow Jones News Service at or prior to 9:00 a.m.,

New York City time, on the next business day following the previously scheduled expiration date. During any extension of the consent solicitation, all consents validly executed and delivered to the consent agent will remain effective unless validly revoked prior to such extended expiration date. If, on the expiration date, holders of a majority in principal amount of only the 2003 notes or the 2004 notes have consented to the proposed amendments, we may waive the requirement of consent of a majority of both series of notes. In such event, we expressly reserve the right to accept consents for the series of notes, the holders of a majority of which have delivered consents, and extend the expiration date of the consent solicitation with respect to the remaining series of notes. In such event, expiration date will mean the date the consents are accepted in the case of the notes as to which the required consents have been obtained, and the date to which the consent solicitation is extended in the case of the remaining notes.

We expressly reserve the right, in our discretion, at any time to amend any of the terms of the consent solicitation. If the terms of the consent solicitation are amended prior to the expiration date in a manner that constitutes a material change, we will promptly give oral (to be confirmed in writing) or written notice of such amendment to the consent agent and disseminate a prospectus supplement in a manner reasonably designed to give holders of the notes notice of the change on a timely basis. We expressly reserve the right, in our discretion, to waive any condition of the consent solicitation.

We expressly reserve the right, in our discretion, to terminate the consent solicitation for any reason as to either or both series of the notes. Any such termination will be followed promptly by public announcement thereof. In the event we terminate the consent solicitation, we will give prompt notice thereof to the consent agent and the consents previously executed and delivered pursuant to the consent solicitation will in respect of either series of the notes, to the extent not accepted prior to the termination date, be of no further force and effect. See “— Revocation of Consents.”

Procedures for Delivering Consents

In order to consent to the proposed amendments to the indentures, a holder of notes must execute and deliver to the consent agent a copy of the accompanying letter of consent, or cause the letter of consent to be delivered to the consent agent on the holder’s behalf, before the expiration date in accordance with the procedures described below.

In accordance with the indentures governing the notes, only registered holders of the notes as of 5:00 p.m., New York City time, on the record date may execute and deliver to the consent agent the letter of consent. We expect that The Depository Trust Company, or DTC, will authorize its participants, which include banks, brokers and other financial institutions, to execute letters of consent with respect to the notes they hold through DTC as if the participants were the registered holders of those notes. Accordingly, for purposes of the consent solicitation, when we use the term “registered holders,” we include banks, brokers and other financial institutions that are participants of DTC.

If you are a beneficial owner of notes held through a bank, broker or other financial institution, in order to consent to the proposed amendments, you must arrange for the bank, broker or other financial institution that is the registered holder to either (1) execute the letter of consent and deliver it either to the consent agent on your behalf or to you for forwarding to the consent agent before the expiration date or (2) forward a duly executed proxy from the registered holder authorizing you to execute and deliver the letter of consent with respect to the notes on behalf of the registered holder. In the case of clause (2) of the preceding sentence, you must deliver the executed letter of consent, together with the proxy, to the consent agent before the expiration date. Beneficial owners of notes are urged to contact the bank, broker or other financial institution through which they hold their notes to obtain a valid proxy or to direct that a letter of consent be executed and delivered in respect of their notes.

Giving a consent by submitting a letter of consent will not affect a holder’s right to sell or transfer its notes. All consents received from the holder of record on the record date and not revoked by that holder before the expiration date will be effective notwithstanding any transfer of those notes after the record date.

Registered holders of notes as of the record date who wish to consent should mail, hand deliver or send by overnight courier or facsimile a properly completed and executed letter of consent to the consent agent at the address or facsimile number set forth under “— Solicitation, Consent and Information Agents,” in accordance with the instructions set forth in this prospectus and the letter of consent. Letters of consent should be delivered to the consent agent, not to us or Nextel Partners. However, we reserve the right to accept any letter of consent received by us or Nextel Partners.

All letters of consent that are properly completed, executed and delivered to the consent agent, and not revoked before the expiration date, will be given effect in accordance with the terms of those letters of consent. Registered holders who desire to consent to the proposed amendments should complete, sign and date the letter of consent and mail, deliver or send by overnight courier or facsimile (confirmed by the expiration date by physical delivery) the signed letter of consent to the consent agent at the address or facsimile number set forth under “— Solicitation, Consent and Information Agents,” all in accordance with the instructions contained in this prospectus and the letter of consent.

Letters of consent delivered by the registered holders of notes as of the record date must be executed in exactly the same manner as those registered holders’ names appear on the certificates representing the notes or on the position listings of DTC, as applicable. If notes to which a letter of consent relate are registered in the names of two or more holders, all of those holders must sign the letter of consent. If a letter of consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing, and proper evidence of that person’s authority to so act must be submitted with the letter of consent. In addition, if a letter of consent relates to less than the total principal amount of notes registered in the name of a holder, or relates to only one series of the notes, the registered holder must list the certificate numbers and principal amount of notes registered in the name of that holder and the series of notes to which the letter of consent relates. If no series or aggregate principal amount of notes as to which a consent is delivered is specified, the holder will be deemed to have consented with respect to all notes of such holder. If notes are registered in different names, separate letters of consent must be signed and delivered with respect to each registered note. If a letter of consent is executed by a person other than the registered holder, it must be accompanied by a proxy executed by the registered holder.

In connection with the consent solicitation, we will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, the letter of consent and related documents to the beneficial owners of the notes and in handling or forwarding deliveries of consents by their customers.

All questions as to the form of all documents and the validity (including time of receipt) regarding the consent procedures will be determined by us, in our discretion, which determination will be final and binding. We also reserve the right to waive any defects or irregularities as to deliveries of consents.

Revocation of Consents

A consent may be revoked at any time prior to the expiration date. Any holder who has delivered a consent, or who succeeds to ownership of notes in respect of which a consent has previously been delivered, may validly revoke such consent prior to the expiration date by delivering a written notice of revocation in accordance with the following procedures. All properly completed and executed letters of consent that are received by the consent agent will be counted as consents with respect to the proposed amendments, unless the consent agent receives a written notice of revocation prior to the expiration date.

In order to be valid, a notice of revocation of consent must contain the name of the person who delivered the consent and the description of the notes to which it relates, the certificate numbers of such notes and the aggregate principal amount represented by such notes. The revocation of consent must be signed by the holder thereof in the same manner as the original signature on the letter of consent (including any required signature guarantees) or be accompanied by evidence satisfactory to us and the consent agent that the person revoking the consent has the legal authority to revoke such consent on behalf of the holder. If the letter of consent was executed by a person other than the registered holder of the notes, the notice of revocation of consent must be accompanied by a valid proxy signed by such registered holder and authorizing the revocation of the registered holder’s consent. To be effective, a revocation of consent must be received prior to the expiration date by the consent agent, at the address set forth below. A purported notice of revocation that lacks any of the required information or is sent to an improper address will not validly revoke a consent previously given.

Solicitation, Consent and Information Agents

We have retained Bear, Stearns & Co. Inc. to act as the solicitation agent for the consent solicitation. We have agreed to pay the solicitation agent customary fees and reimburse it for its reasonable out-of-pocket expenses. Questions may be directed to the solicitation agent at the following address and telephone numbers:

Global Liability Management Group
383 Madison Avenue, 8th Floor
New York, New York 10179
(877) 696-BEAR (toll-free)
(877) 696-2327

We have retained The Bank of New York to act as the consent agent. We have agreed to pay the consent agent customary fees and reimburse it for its reasonable out-of-pocket expenses. All executed letters of consent and notices of revocation should, and questions relating to the procedures for consenting to the proposed amendments and requests for assistance may, be directed to the consent agent at the following address and telephone and facsimile numbers:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, New York 10286
Attn: Mrs. Evangeline Gonzales
(212) 815-3738
By Facsimile: (212) 298-1915

We have appointed Georgeson, Inc. to act as the information agent with respect to the consent solicitation. We will pay the information agent customary fees for its services and reimburse it for its reasonable out-of-pocket expenses. We have also agreed to indemnify the information agent for certain liabilities. Requests for additional copies of this prospectus or the letter of consent may be directed to the information agent at the following address and telephone numbers:

17 State Street
New York, New York 10004
(866) 277-8239 (Toll Free)
(212) 440-9800 (Banks/Brokers)

Fees and Expenses

The total amount of funds required to pay all fees and expenses in connection with the consent solicitation is expected to be approximately $540,000. We expect to obtain these funds from available cash.

DESCRIPTION OF OUR GUARANTEES

The following is a summary of our proposed guarantees of the notes. The following summary is qualified by reference to the full provisions of the forms of the guarantees, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

If the proposed amendments to the indentures are approved, contemporaneously with the execution of the supplemental indentures, we will issue guarantees of the full and punctual payment when due, whether at maturity, by acceleration, redemption or otherwise, of the principal of and interest on the notes, and all other monetary obligations of Nextel Partners under the amended indentures, insofar as such monetary obligations relate to the notes. We will execute a guarantee in favor of the holders of each series of the notes. It will not be necessary for new certificates to be issued evidencing the notes to reflect the benefit of the guarantees, and no separate certificates will be issued to evidence the guarantees.

Our guarantees with respect to the notes will be:

•	senior, unsecured obligations, equal in right of payment with all of our existing and future senior, unsecured debt;

•	effectively junior to our obligations secured by liens, to the extent of the value of the assets securing those obligations; and

•	senior in right of payment to our subordinated debt, if any.

Our guarantees will not make us or any of our subsidiaries subject to the covenants contained in the indentures and will not otherwise contain any restrictions on our operations.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the consent solicitation to holders of notes who are U.S. Holders (as defined below) and, subject to the limitations described below, constitutes the opinion of Jones Day. It is not a complete analysis of all the potential tax considerations relating to the consent solicitation. This summary is based upon the provisions of the Code, Treasury regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the U.S. federal income tax treatment. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. No ruling from the IRS has been sought with respect to the statements made herein, and there can be no assurance that the IRS will not take a position contrary to such statements or that such contrary position taken by the IRS would not be sustained by a reviewing court.

This summary is applicable to initial purchasers of the notes who purchased the notes on original issuance at their initial offering price. It assumes that the notes are held as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to the holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the U.S. dollar;

•	holders who are not U.S. Holders;

•	persons that hold notes as part of a hedge, straddle, or conversion transaction;

•	persons deemed to sell notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding notes is urged to consult his or her tax advisor regarding the tax consequences of the consent solicitation.

For purposes of this discussion, a holder is a “U.S. Holder” if such holder is the beneficial owner of a note and is:

•	a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or of any state thereof (including the District of Columbia),

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust (and certain other trusts that have elected to continue to be treated as U.S. trusts).

General

Although the issue is not free from doubt, a holder of notes should not recognize any income, gain or loss as a result of the implementation of the proposed amendments to the indentures governing the notes and the provision of our guarantees, and such holder should continue to have the same tax basis and holding period with respect to the notes as it had before the consent solicitation.

Tax Consequences of the Proposed Amendments and Our Guarantees of the Notes

Generally.  The modification of the terms of a debt instrument is treated, for federal income tax purposes, as a “deemed” exchange of an old debt instrument for a new debt instrument if such modification is “significant” as specially determined for federal income tax purposes. For these purposes, a modification of the terms of a debt instrument is significant if, based on all the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Although the matter is not free from doubt, the adoption of the proposed amendments, in and of itself, should not constitute a significant modification of the terms of the notes for federal income tax purposes. Upon adoption of the proposed amendments, we will also guarantee Nextel Partners’ payment obligations with respect to the notes. The Treasury regulations provide that the addition of a co-obligor on a debt instrument is a significant modification if the addition of the co-obligor results in a change in payment expectations. The Treasury regulations further provide that a change in payment expectations occurs if, as a result of a transaction, there is substantial enhancement of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification. If our guarantees of Nextel Partners’ payment obligations with respect to the notes do not result in a significant modification, there would be no deemed exchange of the notes for U.S. federal income tax purposes and holders would not recognize any gain or loss. In addition, holders would continue to have the same tax basis and holding period with respect to the notes as they had before the consent solicitation.

Recapitalization Treatment.  If the proposed amendments or our guarantees are treated as a significant modification of the notes for U.S. federal income tax purposes, a holder will be treated as having exchanged its “old” notes for “new” notes for U.S. federal income tax purposes. Even so, the exchange will not be taxable if the notes, as originally issued and as amended, constitute “securities” for U.S. federal income tax purposes. In such event, the “deemed” exchange would be treated as a tax-free recapitalization for U.S. federal income tax purposes. There is no precise definition of what constitutes a “security” under U.S. federal income tax law. The determination of whether a debt instrument is a security for U.S. federal income tax purposes requires an overall evaluation of the nature of the debt instrument, with the term of the debt instrument regarded as one of the more important factors. A debt instrument with a term to maturity of five years or less generally does not qualify as a security, and a debt instrument with a term to maturity of ten years or more generally does qualify as a security. Whether a debt instrument with a term to maturity of between five and ten years qualifies as a security is unclear. The notes have original maturities of eight years (with respect to the 2003 notes) and seven years (with respect to the 2004 notes). Although the matter is not free from doubt, given the maturities and the other terms of the notes, the notes should constitute securities for U.S. federal income tax purposes. In such event, a holder of a note would not recognize any income, gain or loss as a result of the proposed amendments or our guarantees. The holder would take a tax basis in the “new” note equal to its tax basis in the “old” note immediately prior to the “deemed” exchange and the holder’s holding period for the “new” note would include the period during which the “old” note was held.

Treatment if Recapitalization Does Not Apply.  If, on the other hand, the proposed amendments or our guarantees were treated as constituting a significant modification of the notes resulting in a deemed exchange, but the deemed exchange was not treated as a recapitalization for U.S. federal income tax purposes (e.g., because the notes were not deemed securities for U.S. federal income tax purposes), a holder would recognize gain or loss at the time of such deemed exchange. The amount of such gain or loss would be equal to the difference, if any, between the amount realized by the holder in the deemed exchange and the holder’s adjusted tax basis in the notes deemed to be exchanged. In addition, the holder’s holding period in the “new” notes that are deemed to be received would begin on the day after the deemed exchange and the holder’s tax basis in the “new” notes would be equal to the amount realized by such holder in the deemed exchange.

Original Issue Discount.  If there is a deemed exchange of “old” notes for “new” notes as a result of the proposed amendments or our guarantees, regardless of whether or not the exchange qualifies as a recapitalization, the “new” notes will be treated as issued with original issue discount, or OID, in an amount equal to the excess, if any (to the extent that it exceeds a statutorily defined de minimis amount), of the stated redemption prices at maturity of the “new” notes over their respective issue prices. If either the “old” notes or the “new” notes are considered to be publicly traded for purposes of the applicable provisions of the Code, the “new” notes will have an issue price equal to the fair market value of the “old” notes or “new” notes, as applicable. If neither the “old” notes nor the “new” notes are publicly traded, the issue price of the “new” notes would generally either be the “new” notes’ stated principal amount or an imputed principal amount. A holder that is deemed to hold “new” notes with OID generally will be required to include OID in gross income under a constant yield method in advance of the receipt of cash attributable to that income regardless of the holder’s method of tax accounting. The amount of OID required to be included in gross income with respect to the “new” notes may differ from the amount of OID (if any) required to be included in gross income with respect to the “old notes.”

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE CONSENT SOLICITATION TO THEIR PARTICULAR CIRCUMSTANCES.

DESCRIPTION OF THE AMENDED NOTES

Nextel Partners has issued the following notes pursuant to the following indentures:

•	the 2003 Notes, pursuant to the Indenture, dated as of June 23, 2003 (the “2003 Indenture”), between Nextel Partners and The Bank of New York, as trustee (the “2003 Trustee”); and

•	the 2004 Notes, pursuant to the Indenture dated as of May 19, 2004 (the “2004 Indenture”), between Nextel Partners and BNY Western Trust Company, as trustee (the “2004 Trustee”).

The following description is a summary of the relevant provisions of the Indentures, as amended by the proposed amendments pursuant to the applicable supplemental indentures. References to the “Notes” refer to the 2003 Notes or the 2004 Notes, as applicable; references to the “Indentures” refer to the 2003 Indenture or the 2004 Indenture, as applicable; references to the “Trustees” refer to the 2003 Trustee or the 2004 Trustee, as applicable. Except as described in this description, the Indentures contain substantively similar terms and conditions. This description does not restate the Indentures in their entirety, and this description is qualified in its entirety by reference to all of the provisions of the Notes and Indentures. We urge you to read the Indentures, because they, and not this description, define the rights of holders of the Notes.

You can find the definitions of certain terms used in this description under the caption “— Certain Definitions.” Other terms used in this description but not defined under the caption “— Certain Definitions” have the meanings assigned to them in the applicable Indenture. In this description, “we” refers only to Sprint Nextel Corporation. Nextel Partners refers to Nextel Partners, Inc. and not to any of its subsidiaries. When we refer to “holders,” we are referring to those persons who are registered holders of the Notes on the books of the registrar appointed under the applicable Indenture. Only registered holders have any rights under the Indentures.

The Notes are governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the Notes include those stated in the applicable Indenture, including those terms made a part of such Indenture by reference to the Trust Indenture Act. Each of the Indentures was qualified as an indenture under the Trust Indenture Act.

Ranking

The Notes:

•	are senior unsecured obligations of Nextel Partners;

•	rank equally in right of payment to all existing and future senior unsecured obligations of Nextel Partners, including Nextel Partners’ convertible senior notes;

•	rank senior in right of payment to all existing and future subordinated obligations of Nextel Partners; and

•	rank effectively junior to all of Nextel Partners’ Subsidiaries’ obligations (including secured and unsecured obligations) and effectively junior to Nextel Partners’ secured obligations, to the extent of the assets securing such obligations.

Nextel Partners’ principal operations are conducted through its Subsidiaries, and Nextel Partners is therefore dependent upon the cash flow of its Subsidiaries to meet its obligations. Nextel Partners’ Subsidiaries have no obligation to guarantee or otherwise pay amounts due under the Notes.

Parent Guarantee

Upon the execution of the supplemental indentures, we will guarantee the Notes pursuant to the applicable Parent Guarantee. See the section entitled “Description of Our Guarantees” in this prospectus for a description and ranking of the Parent Guarantees.

Principal, Maturity and Interest

Nextel Partners issued approximately $450.0 million in aggregate principal amount of the 2003 Notes. Nextel Partners cannot issue additional notes under the 2003 Indenture.

Nextel Partners issued approximately $25.0 million in aggregate principal amount of the 2004 Notes. Nextel Partners may issue additional notes under the 2004 Indenture from time to time. Any issuance of additional notes under the 2004 Indenture will be subject to all of the covenants in the 2004 Indenture, including the covenant described below under the caption “— Covenants — Limitation on Consolidated Debt.” The 2004 Notes and any additional notes issued under the 2004 Indenture will be treated as a single class for all purposes under the 2004 Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The Notes will mature on July 1, 2011, and the Notes bear interest at the rate of 8 1/8% per annum. Interest is paid semi-annually on January 1 and July 1 of each year, to the registered holders at the close of business on the preceding December 15 or June 15. Interest on the Notes accrues from the date it was most recently paid, and interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

Nextel Partners pays interest, principal and any other money due on the Notes at the corporate trust office of the Trustees in New York City. Each trustee’s office is currently located at 101 Barclay Street, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. Nextel Partners may also choose to pay interest by mailing checks.

The Notes were issued without coupons, in denominations of $1,000 and any integral multiple of $1,000. You will not be required to pay a service charge to transfer Notes, but you may be required to pay for any tax or other governmental charge associated with the transfer.

Optional Redemption

Nextel Partners may redeem the Notes, in whole or in part, at any time on or after July 1, 2007, upon not less than 30 nor more than 60 days’ prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus an amount in cash equal to all accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on July 1 of each of the years set forth below.

Year	Percentage

2007	104.063%
2008	102.031%
2009 and thereafter	100.000%

Mandatory Redemption; Sinking Fund

Except as described under “— Covenants — Limitation on Asset Sales” and ‘‘— Covenants — Change of Control” below, Nextel Partners is not required to purchase or make mandatory redemption payments or sinking fund payments with respect to the Notes.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the applicable Trustee will select Notes for redemption as follows:

•	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

•	if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the applicable Trustee shall deem fair and appropriate.

No Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 45 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of that Note will be issued in the name of the holder thereof upon cancellation of that Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the applicable Notes or portions of them called for redemption.

Covenants

Each of the Indentures contains the following covenants, which place limitations on the ability of Nextel Partners to engage in certain activities and transactions, as described below.

Limitation on Consolidated Debt

Nextel Partners will not, and will not permit any Restricted Subsidiary to, Incur any Debt (including Acquired Debt), other than Permitted Debt, unless immediately after giving effect to the Incurrence of such Debt and the receipt and application of the net proceeds therefrom (including, without limitation, the application or use of the net proceeds therefrom to repay Debt or make any Restricted Payment), the Consolidated Debt to Annualized Operating Cash Flow Ratio would be less than 7.0 to 1.0.

Limitation on Restricted Payments

Nextel Partners will not, directly or indirectly:

(1) declare or pay any dividend on, or make any distribution to the holders of, any shares of its Capital Stock, excluding any dividends or distributions payable solely in its shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase any such Capital Stock (other than Redeemable Stock);

(2) purchase, redeem or otherwise acquire or retire for value, or permit any Restricted Subsidiary to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (other than value consisting solely of Capital Stock of Nextel Partners that is not Redeemable Stock or options, warrants or other rights to acquire such Capital Stock that is not Redeemable Stock), any Capital Stock of Nextel Partners (including options, warrants or other rights to acquire such Capital Stock);

(3) redeem, repurchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to, directly or indirectly, redeem, repurchase, defease or otherwise acquire or retire for value (other than value consisting solely of Capital Stock of Nextel Partners that is not Redeemable Stock or options, warrants or other rights to acquire such Capital Stock that is not Redeemable Stock), prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Debt that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes; or

(4) make, or permit any Restricted Subsidiary to, directly or indirectly, make any Investment, except for Permitted Investments, in any Person, other than in a Restricted Subsidiary or a Person that becomes a Restricted Subsidiary as a result of such Investment

(each of the actions set forth in clauses (l) through (4), other than any such action that is a Permitted Investment or a Permitted Distribution, being referred to as a “Restricted Payment”) unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing;

(b) Nextel Partners would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Debt pursuant to the terms of the Indentures described in clause (1) under the caption “— Limitation on Consolidated Debt” above; and

(c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made from the applicable Closing Date does not exceed:

(A) the amount of the Operating Cash Flow of Nextel Partners after December 31, 2002 through the end of the latest full fiscal quarter for which consolidated financial statements of Nextel Partners are available preceding the date of such Restricted Payment (treated as a single accounting period) less 150% of the cumulative Consolidated Interest Expense of Nextel Partners after December 31, 2002 through the end of the latest full fiscal quarter for which consolidated financial statements of Nextel Partners are available preceding the date of such Restricted Payment (treated as a single accounting period), plus

(B) the aggregate net proceeds (other than proceeds from a Committed Capital Contribution), including the fair market value of property other than cash, as determined:

(x) in the case of any property other than cash with a value less than $25.0 million, by Nextel Partners’ Board of Directors, whose good faith determination will be conclusive and as evidenced by a Board Resolution, or

(y) in the case of any property other than cash with a value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by Nextel Partners from the issuance and sale (other than to a Restricted Subsidiary) after February 24, 2000 of shares of its Capital Stock (other than Redeemable Stock), or any options, warrants or other rights to purchase such Capital Stock (other than Redeemable Stock), other than shares of Capital Stock or options, warrants or other rights to purchase Capital Stock (or shares issuable upon exercise thereof), the proceeds of the issuance of which is used to make a Directed Investment, unless such designation has been revoked by Nextel Partners’ Board of Directors and Nextel Partners is able to make such Investment pursuant to this covenant (other than as a Directed Investment), plus

(C) the aggregate net proceeds, including the fair market value of property other than cash, as determined:

(x) in the case of any property other than cash with a value less than $25.0 million, by Nextel Partners’ Board of Directors, whose good faith determination will be conclusive and as evidenced by a Board Resolution, or

(y) in the case of any property other than cash with a value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by Nextel Partners from the issuance or sale (other than to a Restricted Subsidiary) after February 24, 2000 of any Capital Stock of Nextel Partners (other than Redeemable Stock), or any options, warrants or other rights to purchase such Capital Stock (other than Redeemable Stock), upon the conversion of, or exchange for, Debt of Nextel Partners or a Restricted Subsidiary.

Nothing contained in this section limits or restricts Nextel Partners from making any Permitted Distribution, Permitted Investment or Directed Investment, and neither a Permitted Distribution nor a Permitted Investment will be counted as a Restricted Payment for purposes of clause (c) above.

In addition, the foregoing limitations do not prevent Nextel Partners from:

(1) paying any dividend on its Capital Stock within 60 days after the declaration thereof if, on the date when the dividend was declared, Nextel Partners could have paid such dividend in accordance with the provisions of the Indentures,

(2) repurchasing its Capital Stock (including options, warrants or other rights to acquire such Capital Stock) from former employees or directors of Nextel Partners or any Subsidiary thereof for consideration not to exceed:

(a) in the case of all such employees or directors (other than Itemized Executives), $3.0 million in the aggregate in any fiscal year, with amounts not used in any given fiscal year being carried over into subsequent fiscal years, and

(b) in the case of any Itemized Executive, $2.0 million per Itemized Executive (plus the amount of any proceeds of any key man life insurance received by Nextel Partners in respect to such Itemized Executive) in any fiscal year, with the aggregate amount of such repurchases under this clause (2)(b) not to exceed $5.0 million in any fiscal year;

provided that the aggregate amount of all such repurchases made pursuant to this paragraph (2) does not exceed $17.0 million in the aggregate (not including the amount of any proceeds of key man life insurance received by Nextel Partners in respect to any Itemized Executive),

(3) the repurchase, redemption or other acquisition for value of Capital Stock of Nextel Partners to the extent necessary to prevent the loss or secure the renewal or reinstatement of any license or franchise held by Nextel Partners or any of its Subsidiaries from any governmental agency,

(4) making a loan in the aggregate principal amount of approximately $2.2 million to a certain officer of Nextel Partners (with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (c) above),

(5) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for:

(a) the proceeds of a capital contribution or a substantially concurrent offering of shares of Capital Stock of Nextel Partners (other than Redeemable Stock) or options, warrants or other rights to acquire such Capital Stock, the proceeds of which are not designated as a Directed Investment, or

(b) Debt that is at least as subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, as the Debt being purchased (with Restricted Payments pursuant to this paragraph not being counted as Restricted Payments for purposes of clause (c) above),

(6) the repurchase, redemption or other acquisition of Capital Stock of Nextel Partners, or options, warrants or other rights to acquire such Capital Stock, in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Common Stock of Nextel Partners (other than Redeemable Stock), or options, warrants or other rights to acquire such Capital Stock, the proceeds of which are not designated as a Directed Investment, or

(7) other Restricted Payments not to exceed $5.0 million in the aggregate at any time outstanding (with Restricted Payments pursuant to this paragraph not being counted as Restricted Payments for purposes of clause (c) above).

Notwithstanding the foregoing, no Investment in a Person that immediately thereafter would be a Restricted Subsidiary will be a Restricted Payment. In addition, if any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, all such Investments previously made in such Person will no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) above or the aggregate amount of Investments pursuant to paragraph (5)(a) above, in each case to the extent such Investments would otherwise be so counted.

For purposes of clause (c)(C) above, the net proceeds received by Nextel Partners from the issuance or sale of its Capital Stock either upon the conversion of, or exchange for, Debt of Nextel Partners or any Restricted Subsidiary will be deemed to be an amount equal to:

(a) the sum of (i) the principal amount or accreted value (whichever is less) of such Debt on the date of such conversion or exchange and (ii) the additional cash consideration, if any, received by Nextel Partners upon such conversion or exchange, less any payment on account of fractional shares, minus

(b) all expenses incurred in connection with such issuance or sale.

In addition, for purposes of clause (c)(C) above, the net proceeds received by Nextel Partners from the issuance or sale of its Capital Stock upon the exercise of any options or warrants of Nextel Partners or any Restricted Subsidiary will be deemed to be an amount equal to the additional cash consideration, if any, received by Nextel Partners upon such exercise, minus all expenses incurred in connection with such issuance or sale.

For purposes of this “Limitation on Restricted Payments” covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment will be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment, as determined by Nextel Partners’ Board of Directors (whose good faith determination will be conclusive and evidenced by a Board Resolution).

The amount of any Investment outstanding at any time will be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans and return on capital (including interest and dividends), in each case, received in cash, up to the amount of such Investment on the date made.

Restricted Subsidiaries

Subject to compliance with the “Limitation on Restricted Payments” covenant, Nextel Partners’ Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary.

The designation by the Board of Directors of a Restricted Subsidiary as an Unrestricted Subsidiary will, for all purposes of the “Limitation on Restricted Payments” covenant (including clause (b) thereof), be deemed to be a Restricted Payment of an amount equal to the fair market value of Nextel Partners’ ownership interest in such Subsidiary (including, without duplication, such indirect ownership interest in all Subsidiaries of such Subsidiary), as determined by Nextel Partners’ Board of Directors in good faith and evidenced by a Board Resolution.

Notwithstanding the foregoing provisions of this “Restricted Subsidiaries” covenant, the Board of Directors may not designate a Subsidiary of Nextel Partners to be an Unrestricted Subsidiary if, after such designation:

(a) Nextel Partners or any of its other Restricted Subsidiaries:

(i) provides credit support for, or a Guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt), or

(ii) is directly or indirectly liable for any Debt of such Subsidiary,

(b) a default with respect to any Debt of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of Nextel Partners or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, or

(c) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

Nextel Partners’ Board of Directors, from time to time, may designate any Person that is about to become a Subsidiary of Nextel Partners as an Unrestricted Subsidiary, and may designate any newly-created Subsidiary as an Unrestricted Subsidiary, if at the time such Subsidiary is created it contains no assets (other than such de minimis amount of assets then required by law for the formation of corporations) and no Debt. Subsidiaries of Nextel Partners that are not designated by Nextel Partners’ Board of Directors as Restricted or Unrestricted Subsidiaries shall be deemed to be Restricted Subsidiaries. Notwithstanding any provisions of this “Restricted Subsidiaries” covenant, all Subsidiaries of an Unrestricted Subsidiary shall be Unrestricted Subsidiaries.

Transactions with Affiliates

Nextel Partners will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) or series of related transactions with any Affiliate of Nextel Partners on terms that are less favorable to Nextel Partners or such Restricted Subsidiary, as the case may be, than those which might be obtained at the time of such transaction from a Person that is not such an Affiliate. However, this “Transactions with Affiliates” covenant will not limit, or be applicable to:

•	any transaction between Unrestricted Subsidiaries not involving Nextel Partners or any Restricted Subsidiary,

•	any transaction between Nextel Partners and any Restricted Subsidiary or between Restricted Subsidiaries, or

•	any Permitted Transactions.

In addition, Nextel Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions, other than Permitted Transactions, between Nextel Partners or any Restricted Subsidiary and any Affiliate of Nextel Partners (other than a Restricted Subsidiary) involving an aggregate consideration in excess of $10.0 million unless Nextel Partners delivers to the Trustees a determination by the Board of Directors set forth in an Officers’ Certificate certifying that such transaction or series of related transactions is on terms as favorable as those that might be obtained at the time of such transaction (or series of transactions) from a Person that is not such an Affiliate.

For purposes of this “Transactions with Affiliates” covenant, if Nextel Partners delivers such an Officers’ Certificate to the Trustees, any transaction or series of related transactions between Nextel Partners or any Restricted Subsidiary and an Affiliate of Nextel Partners will be deemed to be on terms as favorable as those that might be obtained at the time of such transaction (or series of transactions) from a Person that is not such an Affiliate and thus will be permitted under this “Transactions with Affiliates” covenant.

Limitation on the Activities of Nextel Partners and its Restricted Subsidiaries

Nextel Partners will not, and will not permit any Restricted Subsidiary to, engage in any business other than the telecommunications business and related activities and services, including such businesses, activities and services as Nextel Partners and the Restricted Subsidiaries were engaged in on the Closing Date.

Limitation on Liens

Nextel Partners will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the applicable Indenture and Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Limitation on Dividend and Other-Payment Restrictions Affecting Subsidiaries

Nextel Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to Nextel Partners or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Nextel Partners or any of its Restricted Subsidiaries,

(2) make loans or advances to Nextel Partners or any of its Restricted Subsidiaries, or

(3) transfer any of its properties or assets to Nextel Partners or any of its Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

•	existing Debt as in effect on the date of the applicable Indenture,

•	any Credit Facility as in effect as of the date of the applicable Indenture (or in the case of the New Credit Facility, as initially executed by the parties thereto), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Credit Facility as in effect on the date of the applicable Indenture (as conclusively determined in good faith by Nextel Partners’ Board of Directors and set forth in a Board Resolution),

•	the applicable Indenture and Notes,

•	applicable law,

•	any instrument governing Debt, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Debt as in effect on the date of its incurrence by Nextel Partners or any Restricted Subsidiary (as conclusively determined in good faith by an executive officer of Nextel Partners), or Capital Stock of a Person acquired by Nextel Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted to be incurred by the terms of the applicable Indenture,

•	customary non-assignment provisions in leases entered into in the ordinary course of business,

•	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired,

•	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition,

•	Liens securing Debt otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “Limitation on Liens” that limit the right of Nextel Partners or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien,

•	provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, and

•	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries

Nextel Partners will not and will not permit any of its Restricted Subsidiaries to:

(a) transfer, convey, sell or otherwise dispose of any Capital Stock in any Wholly Owned Restricted Subsidiary of Nextel Partners to any Person (other than Nextel Partners or any Wholly Owned Restricted Subsidiary of Nextel Partners) unless: such transfer is of all the Capital Stock in such Wholly Owned Restricted Subsidiary and the cash Net Proceeds from such transfer are applied in accordance with the covenant described under the caption “— Limitation on Asset Sales,” and

(b) will not permit any Wholly Owned Restricted Subsidiary of Nextel Partners to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to Nextel Partners or a Wholly Owned Restricted Subsidiary of Nextel Partners.

The foregoing restrictions will not apply to:

•	the creation of Permitted Joint Ventures,

•	any transfer required by applicable law or regulation,

•	the issuance of Redeemable Stock that is otherwise permitted to be issued pursuant to the terms of the applicable Indenture, and

•	transfers in which Nextel Partners or a Restricted Subsidiary acquires at the same time not less than its proportionate share in such issuance of Capital Stock.

Limitation on Asset Sales

Nextel Partners will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

•	Nextel Partners or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Sale at least equal to the fair market value of the assets or Capital Stock issued or sold or otherwise disposed of as determined by Nextel Partners’ Board of Directors in good faith and evidenced by a Board Resolution set forth in an Officers’ Certificate delivered to the applicable Trustee, which determination shall be conclusive, and

•	at least 80% of the consideration for such disposition consists of cash;

provided that the amount of:

•	any liabilities (as shown on Nextel Partners’ or such Restricted Subsidiary’s most recent balance sheet) of Nextel Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets, and

•	any securities, notes or other obligations received by Nextel Partners or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Nextel Partners or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

Within 360 days after receipt of any Net Proceeds from an Asset Sale, Nextel Partners may apply those Net Proceeds at its option:

•	to repay Debt under a Credit Facility or any Vendor Financing Debt,

•	to make a capital expenditure in the same or similar line of business as Nextel Partners is engaged in on the date of the applicable Indenture or in a business reasonably related thereto, or

•	to acquire Capital Stock of an entity that is or becomes a Restricted Subsidiary or other long-term assets that are used or useful in the same or similar line of business as Nextel Partners or such Restricted Subsidiaries were engaged in on the date of the applicable Indenture or in businesses reasonably related thereto.

Pending the final application of any Net Proceeds, Nextel Partners may temporarily reduce revolving credit borrowings or otherwise invest Net Proceeds in any manner that is not prohibited by the Indentures.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Nextel Partners will be required to make an offer (an “Asset Sale Offer”) to all holders of Notes, and all holders of other Debt that is pari passu with the Notes containing provisions similar to those set forth in the Indentures with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount at maturity of Notes and such other pari passu Debt that may be purchased out of the Excess Proceeds. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indentures and the instrument or instruments governing such other pari passu Debt, respectively.

To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Nextel Partners may use such Excess Proceeds for any purpose not otherwise prohibited by the Indentures. If the aggregate principal amount of Notes tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the applicable Trustee shall select the applicable Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Change of Control

Within 30 days of the occurrence of a Change of Control, Nextel Partners will be required to make an Offer to Purchase all outstanding Notes at a cash purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

In the event that Nextel Partners makes an Offer to Purchase the Notes, Nextel Partners intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Provision of Financial Information

Whether or not Nextel Partners is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Indentures obligate Nextel Partners to file with the SEC copies of the annual and quarterly reports and other documents that Nextel Partners would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if Nextel Partners were subject thereto on or prior to the respective dates (the “Required Filing Dates”) by which Nextel Partners would have been required to file such document. Nextel Partners is also required, within 15 days of each Required Filing Date, to transmit by mail to all holders without cost to such holders and file with the Trustees, copies of the required filings. If under the Exchange Act Nextel Partners is not permitted to file such documents with the SEC, promptly upon written request of any prospective holder, Nextel Partners will supply copies of these documents.

In addition, Nextel Partners has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A under the Securities Act.

Notwithstanding the foregoing, if the Parent executes and delivers to the Trustees a Parent Guarantee, the reports and other information described above may instead be those filed with the SEC by the Parent and furnished with respect to the Parent without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.

Merger, Sale of Assets, Etc.

Nextel Partners shall not, in any transaction or series of related transactions:

•	merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to, any Person; and

•	permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer or other disposition of the properties and assets of Nextel Partners and its Restricted Subsidiaries, taken as a whole, substantially as an entirety to any Person, unless:

(a) either:

(A) if the transaction or series of transactions is a consolidation of Nextel Partners with or a merger of Nextel Partners with or into any other Person, Nextel Partners shall be the surviving Person of such merger or consolidation, or

(B) the Person formed by any consolidation with or merger with or into Nextel Partners, or to which the properties and assets of Nextel Partners or Nextel Partners and its Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the District of

Columbia and shall expressly assume by a supplemental indenture executed and delivered to the applicable Trustee, in form satisfactory to such Trustee, all the obligations of Nextel Partners under the applicable Notes and the applicable Indentures and, in each case, the applicable Indentures, as so supplemented, shall remain in full force and effect, and

(b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing, and

(c) Nextel Partners or the successor entity to Nextel Partners will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period:

(A) have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Nextel Partners immediately preceding the transaction and

(B) be permitted to Incur at least $1.00 of additional Debt pursuant to clause (1) of the covenant described above under “— Limitation on Consolidated Debt.”

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Restricted Subsidiary to any other Restricted Subsidiary, or the merger or consolidation of any Restricted Subsidiary with or into any other Restricted Subsidiary. The Indentures also provide that Nextel Partners may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, Nextel Partners shall deliver, or cause to be delivered, to each Trustee, in form and substance reasonably satisfactory to the applicable Trustee, an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the applicable supplemental indenture in respect thereof (required under clause (a)(B) of the preceding paragraph) comply with the requirements of the applicable Indenture and an opinion of counsel. Each such Officers’ Certificate shall set forth the manner of determination of Nextel Partners’ compliance with clause (c) of the preceding paragraph.

For all purposes of the Indentures and the Notes (including the provisions described in the two immediately preceding paragraphs and the “Limitation on Consolidated Debt” and “Restricted Subsidiaries” covenants), Subsidiaries of any successor entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the “Restricted Subsidiaries” covenant and all Debt of the successor entity and its Subsidiaries that was not Debt of Nextel Partners and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

The successor entity shall succeed to, and be substituted for, and may exercise every right and power of Nextel Partners under, the Indentures, and the predecessor company shall be released from all its obligations and covenants under the Indentures and the Notes.

Certain Definitions

Set forth below is a summary of some of the definitions used in the Indentures. Reference is made to the applicable Indenture for the definition of all such terms, as well as any other term used herein for which no definition is provided.

“Acquired Debt” means Debt of a Person:

•	existing at the time such Person becomes a Restricted Subsidiary or assumed by Nextel Partners or a Restricted Subsidiary in connection with the acquisition of assets from such Person, and

•	secured by a Lien encumbering any asset of such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of the covenant described under ‘‘— Covenants — Transactions with Affiliates” only, “affiliate” shall be deemed to include any Person owning, directly or indirectly, (i) 10% or more of the outstanding Common Stock of Nextel Partners or (ii) securities having 10% or more of the total voting power of the Voting Stock of Nextel Partners. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No individual shall be deemed to be controlled by or under common control with any specified Person solely by virtue of his or her status as an employee or officer of such specified Person or of any other Person controlled by or under common control with such specified Person.

“Annualized Operating Cash Flow” means, for any fiscal quarter, the Operating Cash Flow for such fiscal quarter multiplied by four.

“Asset Sale” means:

•	the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory and obsolete equipment in the ordinary course of business (provided that the sale, conveyance or other disposition of all or substantially all of the assets of Nextel Partners and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indentures described above under the caption “— Covenants — Change of Control” and/or the provisions described above under the caption “— Covenants — Merger, Sale of Assets, Etc.” and not by the provisions described above under the caption “— Covenants — Limitation on Asset Sales”), and

•	the issue or sale by Nextel Partners or its Restricted Subsidiaries of Capital Stock of any of Nextel Partners’ Subsidiaries;

provided in each case, the transaction or a series of related transactions has a fair market value in excess of $5.0 million or net proceeds in excess of $5.0 million.

The following items shall not be deemed to be Asset Sales:

•	a transfer of assets by Nextel Partners to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to Nextel Partners or to another Wholly Owned Restricted Subsidiary,

•	an issuance of Capital Stock by a Wholly Owned Restricted Subsidiary to Nextel Partners or to another Wholly Owned Restricted Subsidiary,

•	a Restricted Payment that is permitted by the covenant described under “— Covenants — Limitation on Restricted Payments,”

•	Permitted Joint Ventures,

•	any License Exchange, and

•	any transfer of assets to any Parent or any direct or indirect Subsidiary of the Parent.

“Average Life” means, at any date of determination with respect to any Debt, the quotient obtained by dividing:

•	the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Debt and the amount of such principal payment by

•	the sum of all such principal payments.

“Beneficial Owner” means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a person shall be deemed to have beneficial ownership of all securities that such person has a right to acquire within 60 days, provided that a person shall not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder and is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of Nextel Partners to have been duly adopted by its Board of Directors (unless the context specifically requires that such resolution be adopted by a majority of the Disinterested Directors, in which case by a majority of such directors) and to be in full force and effect on the date of such certification and delivered to the applicable Trustee.

“Capital Lease Obligations” of any Person means the obligations to pay rent or other amounts under leases of (or other Debt arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with generally accepted accounting principles and the amount of such obligations shall be the capitalized amount thereof in accordance with generally accepted accounting principles and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of stock of, or other ownership interests in, such Person.

“Change of Control” means the occurrence of any of the following events:

(1) any person or group of persons (as such term is used in Section 13(d)(3) of the Exchange Act and the regulations thereunder) other than a Permitted Holder is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of Nextel Partners; provided that no Change of Control shall be deemed to occur pursuant to this clause (1) if the person is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P or Moody’s for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

(2) Nextel Partners consolidates with, or merges with or into, another Person other than a Permitted Holder or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person other than a Permitted Holder or any Person other than a Permitted Holder consolidates with, or merges with or into, Nextel Partners, in any such event pursuant to a transaction in which the outstanding Voting Stock of Nextel Partners is converted into or exchanged for cash, securities or other property, other than any such transaction where:

(a) the outstanding Voting Stock of Nextel Partners is converted into or exchanged for:

(A) Voting Stock (other than Redeemable Stock) of the surviving or transferee Person, or

(B) cash, securities and other property in an amount which could be paid by Nextel Partners as a Restricted Payment under the Indentures, and

(b) immediately after such transaction no person or group of persons (as such term is used in Section 13(d)(3) of the Exchange Act and the regulations thereunder) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the surviving or transferee Person;

provided that no Change of Control shall be deemed to occur pursuant to this clause (2) if the surviving or transferee Person or the person referred to in clause (2)(b) is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P or Moody’s for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

(3) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors, together with:

(a) any directors who are members of the Board of Directors on the Closing Date,

(b) any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Nextel Partners was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, and

(c) any new directors appointed or selected by a Permitted Holder, whether pursuant to a transaction of a type described in either of the preceding paragraphs (a) and (b), pursuant to a contractual right or pursuant to a right granted under Nextel Partners’ certificate of incorporation or by-laws, cease for any reason to constitute a majority of the Board of Directors then in office; or

(4) the adoption of a plan relating to the liquidation or dissolution of Nextel Partners.

Any event that would constitute a Change of Control pursuant to clause (1) or (2) above but for the exceptions thereto shall not be deemed to be a Change of Control until such time (if any) as the conditions described in such exceptions cease to have been met.

“Closing Date” means, for purposes of the 2003 Indenture, June 23, 2003, the date on which the 2003 Notes were first issued under the 2003 Indenture, and, for purposes of the 2004 Indenture, May 19, 2004, the date on which the 2004 Notes were first issued under the 2004 Indenture.

“Closing Price” on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq Stock Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm of national standing that is selected from time to time by Nextel Partners for that purpose.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committed Capital Contribution” means the irrevocable cash commitments pursuant to those certain subscription and contribution agreements by and among Nextel Partners, Nextel WIP Corp., Motorola and the Cash Equity Investors (as defined therein), as in effect on the date of the applicable Indenture.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Consolidated Debt” means the aggregate amount of Debt of Nextel Partners and its Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination.

“Consolidated Debt to Annualized Operating Cash Flow Ratio” means, as at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Annualized Operating Cash Flow of Nextel Partners for the most recently completed fiscal quarter of Nextel Partners for which financial statements are available.

“Consolidated Interest Expense” of any Person means, for any period:

•	the aggregate interest expense and fees and other financing costs in respect of Debt (including amortization of original issue discount and non-cash interest payments and accruals),

•	the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with generally accepted accounting principles,

•	all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs (including amortizations of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements, and

•	the product of:

•	all dividend payments, whether or not in cash, on any series of Preferred Capital Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Capital Stock payable solely in Capital Stock of Nextel Partners (other than Redeemable Stock) or to Nextel Partners or its Restricted Subsidiary, times

•	a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a Consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Net Income” and “Consolidated Net Loss” mean, for any period, the net income or net loss, as the case may be, of Nextel Partners and its Restricted Subsidiaries for such period, all as determined on a Consolidated basis in accordance with generally accepted accounting principles, adjusted, to the extent included in calculating such net income or net loss, as the case may be, by excluding without duplication:

•	any after-tax gain or loss attributable to the sale, conversion or other disposition of assets other than in the ordinary course of business,

•	any after-tax gains resulting from the write-up of assets and any loss resulting from the write-down of assets,

•	any after-tax gain or loss on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Debt),

•	any foreign exchange gain or loss,

•	all payments in respect of dividends on shares of Preferred Capital Stock of Nextel Partners,

•	any other extraordinary, non-recurring or unusual items incurred by Nextel Partners or any Restricted Subsidiary,

•	the net income (or loss) of any Person acquired by Nextel Partners or any Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction,

•	all income or losses of Unrestricted Subsidiaries and Persons (other than Subsidiaries) accounted for by Nextel Partners using the equity method of accounting, and

•	the net income (but not net loss) of any Restricted Subsidiary which is subject to any judgment, decree, order or governmental regulation which prevents the payment of dividends or the making of distributions to Nextel Partners but only to the extent of such restrictions.

“Consolidated Net Income (Loss)” means, for any period, Nextel Partners’ Consolidated Net Income or Consolidated Net Loss for such period, as applicable.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person; provided that, with respect to Nextel Partners, no effect shall be given to adjustments following the applicable Closing Date to the accounting books and records of Nextel Partners in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Nextel Partners by another Person.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of Nextel Partners, if and to the extent that the accounts of each such Restricted Subsidiary would normally be consolidated with those of Nextel Partners in accordance with generally accepted accounting principles; provided that “Consolidation” shall not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of Nextel Partners or any Restricted Subsidiary in any Unrestricted Subsidiary shall be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Facility” means any credit facility (whether a term or revolving type or both, including the New Credit Facility) or letter of credit facility of the type customarily entered into with banks or any Hedging Agreement (as defined), between Nextel Partners and/or any of its Restricted Subsidiaries, on the one hand, and any banks or other lenders or affiliates thereof, on the other hand (and any renewals, refundings, extensions or replacements of any such credit facility), which credit facility is designated by Nextel Partners as a “Credit Facility” for purposes of the Indentures, and shall include all such credit facilities in existence on the applicable Closing Date whether or not so designated.

“Debt” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1) every obligation of such Person for money borrowed, including without limitation, in each case, premium, interest (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding), fees and expenses relating thereto,

(2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses,

(3) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(5) every Capital Lease Obligation of such Person,

(6) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination plus accrued but unpaid dividends,

(7) every obligation of such Person under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (collectively, “Hedging Agreements”), and

(8) every obligation of the type referred to in clauses (1) through (7) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, Guarantor or otherwise.

The amount of Debt of any Person issued with original issue discount is the face amount of such Debt less the unamortized portion of the original issue discount of such Debt at the time of its issuance as determined in conformity with generally accepted accounting principles, and money borrowed at the time of the Incurrence of any Debt in order to pre-fund the payment of interest on such Debt shall be deemed not to be “Debt.” The amount of Debt represented by an obligation under an agreement referred to in clause (7) shall be equal to:

•	zero if such obligation has been Incurred under clause (5)(b) of the definition of Permitted Debt and

•	the notional amount of such obligation if it is not so incurred.

“Default” means an event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Default Amount” means, in respect of any Note as of any particular date, 100% of the principal amount payable in respect of such Note at the Stated Maturity thereof.

“Directed Investment” by Nextel Partners or any of its Restricted Subsidiaries means any Investment for which the cash or property used for such Investment is received by Nextel Partners from the issuance and sale (other than to a Restricted Subsidiary) on or after February 24, 2000 of shares of its Capital Stock (other than any of the Preferred Stock), or any options, warrants or other rights to purchase such Capital Stock (other than any of the Preferred Stock) designated by Nextel Partners’ Board of Directors as a “Directed Investment” to be used for one or more specified investments in the telecommunications business (including related activities and services) and is so designated and used at any time within 365 days after the receipt thereof; provided that the aggregate amount of any such Directed Investments may not at any time exceed fifty percent (50%) of the aggregate amount of such cash or property received by Nextel Partners on or after the date of the applicable Indenture from any such issuance and sale or capital contribution; and provided further that any proceeds from any such issuance or sale may not be used for such an Investment if such proceeds were, prior to being designated for use as a Directed Investment, used to make a Restricted Payment.

“Disinterested Director” means, with respect to any proposed transaction between Nextel Partners and an Affiliate thereof, a member of Nextel Partners’ Board of Directors who is not an officer or employee of Nextel Partners, would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Stock of Nextel Partners.

“DLJMB” means, solely for purposes of the 2003 Indenture, DLJ Merchant Banking Partners II, L.P. and its Affiliates.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person to:

•	purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,

•	purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

•	maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and “Guaranteed,” “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing);

provided, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt; provided further, that the accretion of original issue discount on Debt shall not be deemed to be an Incurrence of Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of Nextel Partners shall be deemed to have been Incurred at the time it becomes such a Subsidiary.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person or the designation of a Subsidiary as an Unrestricted Subsidiary; provided that a transaction will not be an Investment to the extent it involves:

•	the issuance or sale by Nextel Partners of its Capital Stock (other than Redeemable Stock), including options, warrants or other rights to acquire such Capital Stock (other than Redeemable Stock),

•	a transfer, assignment or contribution by Nextel Partners of shares of Capital Stock of (or any options, warrants or rights to acquire Capital Stock of), or all or substantially all of the assets of, any Unrestricted Subsidiary of Nextel Partners to another Unrestricted Subsidiary of Nextel Partners, or

•	extensions of trade credit by Nextel Partners and its Restricted Subsidiaries on commercially reasonable terms in the ordinary course of business and consistent with their normal practice.

“Investment Grade” means a rating of at least BBB−, in the case of S&P, or Baa3, in the case of Moody’s.

“Itemized Executive” means any of the following individuals: (i) John Chapple; (ii) John Thompson; (iii) David Aas; (iv) Perry Satterlee; (v) Mark Fanning, and (vi) solely for purposes of the 2004 Indenture, Barry Rowan.

“License Exchange” means:

•	any exchange of Licenses between Nextel Partners and Nextel or any Affiliates of Nextel which Nextel Partners’ Board of Directors determines in good faith, on the date of such exchange, are, in the aggregate, of at least equivalent value; provided that the aggregate value of all such Licenses exchanged pursuant to this clause shall not exceed $100.0 million, or

•	any transaction pursuant to which Nextel Partners transfers certain of its Licenses to Nextel or any Affiliates of Nextel in exchange for Licenses from a third party, the purchase price for which was funded by Nextel or any Affiliates of Nextel; provided that the aggregate value of all such Licenses exchanged pursuant to this clause shall not exceed $100.0 million.

“Licenses” means SMR licenses granted by the FCC that entitle the holder to use the radio channels covered thereby, subject to compliance with FCC rules and regulations, in connection with the SMR business.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Marketable Securities” means:

(1) securities either issued directly or fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof having maturities of not more than one year;

(2) time deposits and certificates of deposit, having maturities of not more than six months from the date of deposit, of any domestic commercial bank having capital and surplus in excess of $500 million and having outstanding long-term debt rated A or better (or the equivalent thereof) by S&P or Aaa or better (or the equivalent thereof) by Moody’s;

(3) commercial paper rated A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, and in each case maturing within one year;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above; and

(5) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4).

“Moody’s” means Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided that if Moody’s Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then “Moody’s” shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by Nextel Partners by a written notice given to the Trustees.

“Net Proceeds” means the aggregate cash proceeds received by Nextel Partners or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

•	the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, appraisal, investment banking fees, and sales and brokerage commissions),

•	any relocation expenses incurred as a result thereof,

•	taxes paid or payable as a result thereof,

•	amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale,

•	amounts required to be paid in order to obtain a necessary consent to such Asset Sale,

•	distributions made to minority interest holders, based on their pro rata ownership, in Subsidiaries or Permitted Joint Ventures of such Person as a result of an Asset Sale by such Subsidiaries or Permitted Joint Ventures, and

•	appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets that are the subject thereof, as the case may be, after such Asset Sale, including liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Sale, in each case, as conclusively determined by the board of directors of such Person.

“New Credit Facility” means

•	solely for purposes of the 2003 Indenture, that certain credit agreement, dated as of January 29, 1999, as amended and restated in September 1999, and further amended on March 10, 2000, January 25, 2001, January 21, 2002 and April 17, 2003 by and among a subsidiary of Nextel Partners and a syndicate of banks and other financial institutions led by Credit Suisse First Boston, as arranger, Credit

Suisse First Boston, as syndication agent and the Bank of Montreal, as administrative agent, governing a $175.0 million term loan facility, a $150.0 million term loan facility, a $50.0 million term loan facility and a $100.0 million revolving credit facility;

•	solely for purposes of the 2004 Indenture, that certain credit agreement, dated as of December 19, 2003 by and among a subsidiary of Nextel Partners and a syndicate of banks and other financial institutions led by J.P. Morgan Securities Inc., as joint lead arranger, Morgan Stanley Senior Funding, Inc., as joint lead arranger and syndication agent, and JPMorgan Chase Bank, as administrative agent, governing a $375.0 million term loan facility, a $100.0 million revolving credit facility, and an optional $200.0 million incremental term loan facility; and

•	in each case, Hedging Agreements with Persons that were lenders under such applicable new credit facility (or were affiliates of such lenders) at the time such Hedging Agreements were entered into, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement, Hedging Agreements and /or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent or lenders and irrespective of any changes in the terms and conditions thereof.

“Offer to Purchase” means a written offer (the “Offer”) sent by Nextel Partners by first class mail, postage prepaid, to each holder at the address appearing in the security register maintained by the applicable Trustee (the “Security Register”) on the date of the Offer offering to purchase the applicable Notes at the purchase price specified in such Offer (as determined pursuant to the applicable Indenture). Unless otherwise required by applicable law, the Offer will specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 45 days after the date of such Offer and a settlement date (the “Purchase Date”) for purchase of the applicable Notes within five Business Days after the Expiration Date. Nextel Partners will notify the Trustees at least 15 days (or such shorter period as is acceptable to the applicable Trustee) prior to the mailing of the Offer of Nextel Partners’ obligation to make an Offer to Purchase, and the Offer will be mailed by Nextel Partners or, at Nextel Partners’ request, by the Trustees, in the name and at the expense of Nextel Partners. The Offer will contain information concerning the business of Nextel Partners and its Subsidiaries which, at a minimum, will include:

(1) the most recent annual and quarterly financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the documents required to be filed with the Trustees pursuant to the Indentures (which requirements may be satisfied by delivery of such documents together with the Offer),

(2) a description of material developments in Nextel Partners’ business subsequent to the date of the latest of such financial statements referred to in clause (1) (including a description of the events requiring Nextel Partners to make the Offer to Purchase),

(3) if required under applicable law, pro forma financial information concerning, among other things, the Offer to Purchase and the events requiring Nextel Partners to make the Offer to Purchase, and

(4) any other information required by applicable law to be included therein.

The Offer will contain all instructions and materials necessary to enable such holders to tender their Notes pursuant to the Offer to Purchase.

The Offer shall also state:

•	the section of the applicable Indenture pursuant to which the Offer to Purchase is being made;

•	the Expiration Date and the Purchase Date;

•	the aggregate principal amount of the applicable outstanding Notes offered to be purchased by Nextel Partners pursuant to the Offer to Purchase (the “Purchase Amount”);

•	the purchase price to be paid by Nextel Partners for each $1,000 principal amount of the applicable Notes accepted for payment (as specified pursuant to the applicable Indenture) (the “Purchase Price”);

•	that the holder may tender all or any portion of the applicable Notes registered in the name of such holder and that any portion of such Notes tendered must be tendered in an integral multiple of $1,000 of principal amount;

•	the place or places where the applicable Notes are to be surrendered for tender pursuant to the Offer to Purchase;

•	that interest, if any, on any applicable Notes not tendered or tendered but not purchased by Nextel Partners pursuant to the Offer to Purchase will continue to accrue;

•	that on the Purchase Date the Purchase Price will become due and payable upon each applicable Note being accepted for payment pursuant to the Offer to Purchase;

•	that each holder electing to tender applicable Notes pursuant to the Offer to Purchase will be required to surrender such Notes at the place or places Nextel Partners or the applicable Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Nextel Partners and such Trustee duly executed by the holder thereof or his attorney duly authorized in writing);

•	that holders will be entitled to withdraw all or any portion of the Notes tendered if Nextel Partners (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes the holder tendered, the certificate number of the Notes the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

•	that Nextel Partners will purchase all such applicable Notes duly tendered and not withdrawn pursuant to the Offer to Purchase; and

•	that in the case of any holder whose Notes are purchased only in part, Nextel Partners will execute, and the applicable Trustee will authenticate and deliver to the holder of such Notes without service charge, new Notes of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

Any Offer to Purchase will be governed by and effected in accordance with the Offer for such Offer to Purchase.

“Offering Circular” means the offering circular, dated June 16, 2003, in connection with the 2003 Notes.

“Offering Memorandum” means the offering memorandum, dated May 13, 2004, in connection with the 2004 Notes.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President or Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, of Nextel Partners, and delivered to the applicable Trustee.

“Operating Cash Flow” means, for any fiscal quarter:

•	Nextel Partners’ Consolidated Net Income (Loss) plus depreciation, amortization and other non-cash charges in respect thereof for such fiscal quarter, plus

•	all amounts deducted in calculating Consolidated Net Income (Loss) for such fiscal quarter in respect of Consolidated Interest Expense, and all income taxes, whether or not deferred, applicable to such income period, all as determined on a Consolidated basis in accordance with generally accepted accounting principles.

For purposes of calculating Operating Cash Flow for the fiscal quarter most recently completed for which financial statements are available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Annualized Cash Flow Ratio:

(A) any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter,

(B) any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter, and

(C) if Nextel Partners or any Restricted Subsidiary shall have in any manner acquired (including through commencement of activities constituting such operating business) or disposed (including through termination or discontinuance of activities constituting such operating business) of any operating business during or subsequent to the most recently completed fiscal quarter, such calculation will be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter and may give effect to projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in accordance with Regulation S-X of the Securities Act and evidenced by:

(x) in the case of cost reductions of less than $10.0 million, an Officers’ Certificate delivered to the applicable Trustee, and

(y) in the case of cost reductions of $10.0 million or more, a resolution of Nextel Partners’ Board of Directors set forth in an Officers’ Certificate delivered to the applicable Trustee.

“Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of Nextel Partners.

“Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of Nextel Partners under the applicable Indenture and any outstanding applicable Notes.

“Paying Agent” means any Person authorized by Nextel Partners to pay the principal of (and premium, if any) or interest on any Notes on behalf of Nextel Partners.

“Permitted Debt” means:

(1) any Debt (including Guarantees thereof) outstanding on the applicable Closing Date (including the applicable Notes originally issued on the applicable Closing Date) and any accretion of original issue discount and accrual of interest with respect to such Debt;

(2) any additional Debt outstanding under a Credit Facility in aggregate principal amount at any one time outstanding under this clause not to exceed $475.0 million in the aggregate for all such credit facilities, less permanent repayments of Debt under such Credit Facilities made by Nextel Partners or any of its Restricted Subsidiaries pursuant to the covenant described above under the caption “Asset Sales”;

(3) any Vendor Financing Debt in an aggregate principal amount outstanding at any time not to exceed $100.0 million;

(4) Debt to Nextel Partners or to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Debt (other than to Nextel Partners or another Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Debt not permitted by this clause;

(5) Debt:

(a) in respect of performance, surety or appeal bonds or bankers’ acceptances provided in the ordinary course of business,

(b) under foreign currency hedge, foreign currency exchange, interest rate swap or similar agreements; provided that such agreements:

(A) are designed solely to protect Nextel Partners or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates, and

(B) do not increase the Debt of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

(c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Nextel Partners or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Nextel Partners or any Restricted Subsidiary in connection with such disposition;

(6) renewals, refundings or extensions of any Debt referred to in clause (1) or (3) above or (8) below or Incurred pursuant to clause (2) under the caption “Limitation on Consolidated Debt” and any renewals, refundings or extensions thereof, plus:

(a) the amount of any premium reasonably determined by Nextel Partners as necessary to accomplish such renewal, refunding or extension, and

(b) such other fees and expenses of Nextel Partners reasonably incurred in connection with the renewal, refunding or extension, provided that such renewal, refunding or extension shall constitute Permitted Debt only:

(A) to the extent that it does not result in an increase in the aggregate principal amount (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, in an amount not greater than such lesser amount) of such Debt (except as permitted by paragraphs (a) or (b) above), and

(B) to the extent such renewed, refunded or extended Debt does not have a mandatory redemption date prior to the mandatory redemption date of the Debt being renewed, refunded or extended or have an Average Life shorter than the remaining Average Life of the Debt being renewed, refunded or extended;

(7) Debt payable solely in, or mandatorily convertible into, Capital Stock (other than Redeemable Stock) of Nextel Partners;

(8) Debt (in addition to Debt permitted under clauses (1) through (7) above) in an aggregate principal amount outstanding at any time not to exceed $50.0 million.

In the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness specified in the above clauses (1) through (8), Nextel Partners shall have the right, at any time in its sole discretion, to classify such item as one of the types and shall only be required to include such item under the clause permitting such Indebtedness as so classified.

“Permitted Distribution” of a Person means:

•	the exchange by such Person of Capital Stock (other than Redeemable Stock) for outstanding Capital Stock; and

•	the redemption, repurchase, defeasance or other acquisition or retirement for value of Debt of Nextel Partners that is subordinate in right of payment to the Notes, in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, either:

(a) Capital Stock of Nextel Partners (other than Redeemable Stock), or

(b) Debt of Nextel Partners that is subordinate in right of payment to the Notes on subordination terms no less favorable to the holders of the Notes in their capacities as such than the subordination terms (or other arrangement) applicable to the Debt that is redeemed, repurchased, defeased or otherwise acquired or retired for value, provided that such new Debt does not mature prior to the Stated Maturity or have a mandatory redemption date prior to the mandatory redemption date of the Debt being redeemed, repurchased, defeased or otherwise acquired or retired for value or have an Average Life shorter than the remaining Average Life of the Debt being redeemed, repurchased, defeased or otherwise acquired or retired for value.

“Permitted Holder” means:

(1) solely for purposes of the 2003 Indenture, each of:

(a) Nextel Communications, Inc., and any entity or entities controlled by, directly or indirectly, Nextel Communications, Inc.,

(b) Motorola, Inc.,

(c) DLJMB, and any of their respective Affiliates and the respective successors (by merger, consolidation, transfer or otherwise) to all or substantially all of the respective businesses and assets of any of the foregoing, and

(d) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) controlled by one or more persons identified in clauses (a) through (c) of this definition; and

(2) solely for purposes of the 2004 Indenture, each of:

(a) Nextel Communications, Inc., and any entity or entities controlled by, directly or indirectly, Nextel Communications, Inc.,

(b) Motorola, Inc.,

(c) Craig O. McCaw and any entity or entities:

(A) controlled, directly or indirectly, by Craig O. McCaw or the estate of Craig O. McCaw and

(B) a majority of the equity interest of which are owned, directly or indirectly, by Craig O. McCaw and his family, his brothers and estates of, or trusts for the primary benefit of, the foregoing persons, and

(d) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) controlled by one or more persons identified in clauses (a) through (c) of this definition.

“Permitted Investment” means any Investment in Marketable Securities or a Permitted Joint Venture.

“Permitted Joint Venture” means any joint venture entered into by Nextel Partners or any of its Restricted Subsidiaries with a third party:

•	for the purpose of financing the acquisition or lease of telecommunications towers for use in the Nextel Partners’ markets; provided that the aggregate value of all assets contributed by Nextel Partners or any of its Restricted Subsidiaries to any joint venture pursuant to this clause shall not exceed $15.0 million (as determined in good faith by Nextel Partners’ Board of Directors), or

•	in which Nextel Partners or any of its Restricted Subsidiaries is responsible for the managerial control of such joint venture and owns at least 40% of the outstanding Capital Stock of such joint venture; provided that such joint venture, together with all other Permitted Joint Ventures described in this clause, does not cover or service more than 10% of the POPs (computed by including only a percentage of the total POPs equal to Nextel Partners’ percentage ownership in that joint venture) covered by Nextel Partners at the date of determination (as determined in good faith by the board of directors).

“Permitted Liens” means:

(1) Liens securing Debt or other monetary obligations under a Credit Facility to the extent the principal amount of such obligations was permitted by the terms of the applicable Indenture to be Incurred;

(2) Liens in favor of Nextel Partners or a Wholly Owned Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Nextel Partners or any Subsidiary of Nextel Partners; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Nextel Partners;

(4) Liens on property existing at the time of acquisition thereof by Nextel Partners or any Subsidiary of Nextel Partners, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the definition of “Permitted Debt”;

(7) Liens existing on the date of the applicable Indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as will be required to be in conformity with generally accepted accounting principles shall have been made therefor;

(9) Liens (including zoning restrictions, servitudes, easements and rights-of-way) incurred in the ordinary course of business of Nextel Partners or any Subsidiary that:

(a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and

(b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Nextel Partners or such Subsidiary;

(10) Liens of a lessor under a lease (other than a capitalized lease);

(11) Liens not otherwise permitted by the foregoing clauses (1) through (7) securing Debt in an aggregate amount not to exceed 5% of Nextel Partners’ consolidated tangible assets; and

(12) Liens to secure Debt incurred to refinance, in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (1), (3), (4), (5) or this clause (12) so long as such Lien does not extend to any other property (other than improvements and accessions to the original property) and the principal amount of Debt so secured is not increased except as otherwise permitted by the applicable Indenture.

“Permitted Transaction” means:

•	any transaction pursuant to written agreements existing on the applicable Closing Date and described in or incorporated by reference into the Offering Circular or the Offering Memorandum, as applicable,

•	any transaction or transactions with any vendor or vendors (other than Motorola) of property or materials used in the telecommunications business (including related activities and services) of Nextel Partners or any Restricted Subsidiary, provided such transactions are in the ordinary course of business and such vendor does not beneficially own more than 10% of the voting power of the Voting Stock of Nextel Partners,

•	any amendment, modification or other change to the purchase agreement between Nextel Partners and Motorola, dated as of January 29, 1999 and as amended on September 9, 1999, or any other similar agreement with Motorola that has been approved by a majority of the Disinterested Directors of Nextel Partners,

•	agreements and transactions contemplated by the joint venture agreement entered into by and among Nextel Partners and Nextel and their respective Subsidiaries as of January 29, 1999, as amended,

•	any License Exchange, and

•	any issuance of equity by Nextel Partners (other than Redeemable Stock).

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“POP” means the population equivalents as estimated by Nextel Partners by extrapolation from the 1990 or 2000 U.S. Census and other publicly available information.

“Preferred Capital Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Preferred Stock” means Nextel Partners’ Series B redeemable preferred stock.

“Redeemable Stock” of any Person means any Capital Stock of such Person that by its terms or otherwise is:

(1) required to be redeemed prior to the Stated Maturity of the Notes,

(2) redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the Notes, or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Debt having a scheduled maturity prior to the Stated Maturity of the Notes;

provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Change of Control” covenant described herein and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Nextel Partners’ repurchase of such Notes as are required to be repurchased pursuant to the covenant described under the caption “Change of Control.”

“Required Consent” means, except as otherwise expressly provided in the Indentures with respect to matters requiring the consent of each holder of Notes affected thereby, the consent of holders of not less than a majority in aggregate principal amount at Stated Maturity of the applicable Notes, including, without limitation and solely for purposes of the 2004 Indenture, any additional notes issued pursuant to the 2004 Indenture as a part of the same series as the 2004 Notes.

“Restricted Subsidiary” means any Subsidiary of Nextel Partners, whether existing on the applicable Closing Date or created subsequent thereto, designated from time to time by the Board of Director as (or otherwise deemed to be) a “Restricted Subsidiary” in accordance with the covenant described under the caption “Restricted Subsidiaries.”

“S&P” means Standard & Poor’s Ratings Services or, if Standard & Poor’s Ratings Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided that if Standard & Poor’s Ratings Services ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto will not have been transferred to any successor Person, then “S&P” will mean any other nationally recognized rating agency (other than Moody’s) that rates debt securities having a maturity at original issuance of at least one year and that will have been designated by Nextel Partners by a written notice given to the Trustees.

“Specialized Mobile Radio” or “SMR” means a mobile radio communications system that is operated as described in the Offering Circular or Offering Memorandum, as applicable.

“Stated Maturity,” when used with respect to any Debt security or any installment of interest thereon, means the date specified in such Debt security as the fixed date on which the principal of such Debt security or such installment of interest is due and payable.

“Subsidiary” of any Person means:

•	a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or

•	any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Total Common Equity” of any Person means, as of any day of determination (and as modified for purposes of the definition of “Change of Control”), the product of:

(1) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which will not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and

(2) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day.

If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by Nextel Partners’ Board of Directors in good faith and evidenced by a Board Resolution.

“Total Invested Capital” means at any time of determination, the sum of, without duplication:

•	the total amount of equity contributed to Nextel Partners as of January 29, 1999 (being $183.2 million), plus

•	the aggregate net cash proceeds received by Nextel Partners from capital contributions or the issuance or sale of Capital Stock (other than Redeemable Stock but including Capital Stock issued upon the conversion of convertible Debt or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Stock)), including cash payments under the Committed Capital Contribution, subsequent to January 29, 1999, other than to a Restricted Subsidiary, plus

•	the aggregate net cash proceeds received by Nextel Partners or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after January 29, 1999 and constituting a Restricted Payment in an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus

•	an amount equal to the Consolidated net Investment (as of the date of determination) Nextel Partners and/or any of its Restricted Subsidiaries has made in any Subsidiary that has been designated as an Unrestricted Subsidiary after January 29, 1999 upon its redesignation as a Restricted Subsidiary in accordance with the covenant described above under the caption “Restricted Subsidiaries,” plus

•	Consolidated Debt, minus

•	the aggregate amount of all Restricted Payments declared or made on or after January 29, 1999.

“Trading Day” with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

“U.S. Government Obligation” means:

(1) any security which is a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and

(2) any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (1) of this definition above and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

“Unrestricted Subsidiary” means any Subsidiary that is not a Restricted Subsidiary and includes any Restricted Subsidiary that becomes an Unrestricted Subsidiary in accordance with the covenant described above under the caption “Restricted Subsidiaries.”

“Vendor Financing Debt” means any Debt owed to:

•	a vendor or supplier of any property or materials used by Nextel Partners or its Restricted Subsidiaries in their telecommunications business,

•	any Affiliate of such a vendor or supplier,

•	any assignee of such a vendor, supplier or Affiliate of such a vendor or supplier, or

•	a bank or other financial institution that has financed or refinanced the purchase of such property or materials from such a vendor, supplier, Affiliate of such a vendor or supplier or assignee of such a vendor or supplier; provided that the aggregate amount of such Debt does not exceed the sum of the purchase price of such property or materials (including transportation, installation, warranty and testing charges, as well as applicable taxes paid, in respect of such property or materials), the cost of design, development, site acquisition and construction, any interest or other financing costs accruing or otherwise payable in respect of the foregoing, and the cost of any services provided by such vendor, supplier or Affiliate of such vendor or supplier.

“Voting Stock” of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Wholly Owned Restricted Subsidiary” of Nextel Partners means a Restricted Subsidiary all of the outstanding Capital Stock of which (other than directors’ qualifying shares) is at the time owned by Nextel Partners or by one or more Wholly Owned Restricted Subsidiaries or by Nextel Partners and one or more Wholly Owned Restricted Subsidiaries.

Events of Default

The following are Events of Default under each of the Indentures:

(1) failure to pay principal of (or premium, if any, on) any applicable Notes when due;

(2) failure to pay any interest on any applicable Notes when due, continued for 30 days;

(3) default, on the applicable Purchase Date, in the purchase of Notes required to be purchased by Nextel Partners pursuant to an Offer to Purchase or failure to make an Offer to Purchase as required by the applicable Indenture;

(4) failure to perform or comply with the provisions described under the caption “Covenants — Merger, Sales of Assets, Etc.”;

(5) default in the performance, or breach, of any covenant or warranty of Nextel Partners in the applicable Indenture (other than a covenant or warranty a default whose performance or whose breach is elsewhere in this section specifically dealt with) or in the applicable Notes, and continuance of such default or breach for a period of 60 days after there has been given to Nextel Partners by the applicable Trustee or to Nextel Partners and the applicable Trustee by the holders of at least 25% in aggregate principal amount at Stated Maturity of the applicable outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under such Indenture;

(6) a default or defaults under any bond(s), debenture(s), note(s) or other evidence(s) of Debt for money borrowed by Nextel Partners or any Restricted Subsidiary (or under any mortgage(s), indenture(s) or instrument(s) under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by Nextel Partners or any Restricted Subsidiary) having, individually or in the aggregate, a principal or similar amount outstanding of at least $25.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall constitute a failure to pay any portion of the principal or similar amount of such Debt when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such Debt becoming or being declared due and payable;

(7) a final judgment or final judgments for the payment of money are entered against Nextel Partners or any Restricted Subsidiary in an aggregate amount in excess of $25.0 million by a court or courts of competent jurisdiction, which judgments remain undischarged or unbonded for a period (during which execution shall not be effectively stayed) of 60 days after the right to appeal all such judgments has expired; and

(8) certain events of bankruptcy, insolvency or reorganization affecting Nextel Partners or any Restricted Subsidiary.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default occurs and is continuing, the Trustees will be under no obligation to exercise any of their rights or powers under the applicable Indenture at the request or direction of any of the applicable holders, unless such holders shall have offered to the applicable Trustee indemnity satisfactory to such Trustee. Subject to such provisions for the indemnification of the Trustees, the holders of a majority in aggregate principal amount of the applicable outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on such Trustee. Each Trustee may refuse, however, to follow any direction that such Trustee, in its sole discretion, determines may be in conflict with any rule of law or with the applicable Indenture.

If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, either the applicable Trustee or the holders of at least 25% in aggregate principal amount of the applicable then outstanding Notes may accelerate the maturity of all such Notes by a notice in writing to Nextel Partners; provided that after such acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount at maturity of such outstanding

Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the applicable Indenture. If an Event of Default specified in clause (8) above occurs, the applicable outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the applicable Trustee or any holder. For information as to waiver of defaults, see “Modification and Waiver.”

No holder of any Note will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless such holder has previously given to the applicable Trustee written notice of a continuing Event of Default and unless also the holders of a majority in aggregate principal amount of the applicable outstanding Notes have made written request, and offered satisfactory indemnity, to the applicable Trustee to institute such proceeding as Trustee, and such Trustee shall not have received from the holders of a majority in aggregate principal amount of the applicable outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

Each Indenture provides that if a Default occurs and is continuing, generally the applicable Trustee must, within 90 days after the occurrence of such Default, give to the holders notice of such Default. The applicable Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any, or interest) if it determines that withholding notice is in the holders’ interest; provided that in the case of any default of a character specified in clause (5) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof.

Nextel Partners will be required to furnish to each Trustee annually a statement as to the performance by Nextel Partners of certain of its obligations under the applicable Indenture and Nextel Partners is required upon becoming aware of any Default or Event of Default to deliver to the Trustees a statement specifying such Default or Event of Default.

Payments of principal, premium, if any, or interest on the Notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

Satisfaction and Discharge of the Indenture

If:

(a) either (i) all applicable outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid and Notes the payment money for which has been deposited and held in trust by Nextel Partners and thereafter repaid to Nextel Partners or discharged pursuant to the applicable Indenture) have been delivered to the applicable Trustee for cancellation; or (ii) all applicable Notes not delivered to the applicable Trustee for cancellation (A) have become due and payable, (B) will become due and payable, or (C) are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee, and Nextel Partners, in the case of (A), (B) or (C) above, has deposited with such Trustee funds sufficient to pay and discharge the entire indebtedness on such Notes not delivered to such Trustee;

(b) Nextel Partners has paid all other sums payable by it under the applicable Indenture; and

(c) Nextel Partners has delivered an Officers’ Certificate and opinion of counsel stating that all conditions have been met;

the applicable Indenture will cease to be of further effect as to all applicable outstanding Notes except as to:

(1) rights of registration of transfer and Nextel Partners’ right of optional redemption,

(2) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes,

(3) rights of holders to receive payment of principal of and premium, if any, and interest on the applicable Notes,

(4) rights, obligations and immunities of the applicable Trustee under the applicable Indenture, and

(5) rights of the holders of the applicable Notes as beneficiaries of the applicable Indenture with respect to any property deposited with the applicable Trustee payable to all or any of them.

Defeasance

The Indentures provide that, at the option of Nextel Partners:

(1) if applicable, Nextel Partners will be discharged from any and all obligations in respect of the applicable outstanding Notes, or

(2) if applicable, Nextel Partners may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the applicable Indenture and Notes,

in either case (1) or (2) upon irrevocable deposit with the applicable Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of each installment of interest, if any, on the applicable outstanding Notes. With respect to clause (2), the obligations under the applicable Indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants shall remain in full force and effect.

Such trust may only be established if, among other things:

(a) with respect to clause (1), Nextel Partners shall have delivered to the applicable Trustee an opinion of counsel that Nextel Partners has either received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, to the effect that holders of the applicable Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur; or, with respect to clause (2), Nextel Partners has delivered to the applicable Trustee an opinion of counsel to the effect that the holders of the applicable Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur;

(b) no Default or Event of Default has occurred or is continuing at the time of the deposit of money and/or U.S. government obligations;

(c) the deposit will not cause the applicable Trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and

(d) certain other customary conditions precedent are satisfied.

Modification and Waiver

Modifications and amendments of the Indentures may be made by Nextel Partners and the applicable Trustee with the consent of the holders of a majority in aggregate principal amount of the applicable outstanding Notes; provided that no such modification or amendment may, without the consent of the holder of each applicable outstanding Note affected thereby:

•	change the Stated Maturity of the principal of, or any installment of interest on, any applicable Note;

•	reduce the principal amount of, or the premium or interest on, any applicable Note;

•	reduce the Default Amount that would be due and payable on acceleration of the applicable Notes;

•	change the place or currency of payment of principal of, or premium or interest on, any applicable Note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any applicable Note;

•	waive a default in the payment of, or the premium or interest on, any applicable Note;

•	reduce the percentage of applicable outstanding Notes necessary to modify or amend the applicable Indenture;

•	reduce the percentage of applicable outstanding Notes necessary for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults; or

•	following the mailing of any Offer to Purchase with respect to an Offer to Purchase pursuant to the covenant described under the caption “— Covenants — Change of Control,” modify the provisions of the applicable Indenture with respect to such Offer to Purchase in a manner adverse to such holder.

Notwithstanding the foregoing, without the consent of any holder of Notes, Nextel Partners and the Trustees may amend or supplement the Indentures or the Notes:

•	to cure any ambiguity, defect or inconsistency,

•	to provide for the assumption of Nextel Partners’ obligations to holders of Notes in the case of a merger or consolidation,

•	to make any change that would provide any additional rights or benefits to holders of Notes or that does not adversely affect the legal rights under the Indentures of any such holder,

•	to comply with requirements of the SEC in order to maintain the qualification of the Indentures under the Trust Indenture Act, or

•	solely for purposes of the 2004 Indenture, to provide for the issuance of additional notes in accordance with the limitations set forth in the 2004 Indenture, as of the date thereof.

The holders of a majority in aggregate principal amount of the applicable outstanding Notes, on behalf of all holders of such Notes, may waive compliance by Nextel Partners with certain restrictive provisions of the applicable Indenture. Subject to certain rights of the Trustees, as provided in the Indentures, the holders of a majority in aggregate principal amount of the applicable outstanding Notes, on behalf of all holders of such Notes, may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest on any such Note or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Nextel Partners, as such, has, or will have, any liability for any obligations of Nextel Partners under the Notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waived and released all such liability. The waiver and release were part of the consideration for issuance of the Notes.

Governing Law

The Indentures and the Notes are governed by the laws of the State of New York.

The Trustees

The Indentures provide that, except during the continuance of an Event of Default, each Trustee will perform only such duties as are specifically set forth in the applicable Indenture. During the existence of an Event of Default, each Trustee will exercise such rights and powers vested in it under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indentures and provisions of the Trust Indenture Act, incorporated by reference in the Indentures, contain limitations on the rights of each Trustee, should such Trustee become a creditor of Nextel Partners, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustees are permitted to engage in other transactions with Nextel Partners or any Affiliate, provided that if the applicable Trustee acquires any conflicting interest (as defined in the applicable Indenture or in the Trust Indenture Act), such Trustee must eliminate such conflict or resign.

Depository Procedures

The notes were issued in global form, called global notes, without coupons.

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

DTC has advised us and Nextel Partners that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments in respect of the principal of, and interest and premium, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the applicable Indenture. Under the terms of the Indentures, Nextel Partners, and the trustees will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes.

DTC has advised us and Nextel Partners that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustees, us, or Nextel Partners. None of us, Nextel Partners or the trustees will be liable for any delay by DTC or any of the Participants or the Indirect

Participants in identifying the beneficial owners of the notes, and we, Nextel Partners and the trustees may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, Nextel Partners, the trustees or any of their respective agents or affiliates will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for certificated notes if:

(1) DTC (a) notifies Nextel Partners that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Nextel Partners fails to appoint a successor depositary;

(2) Nextel Partners, at its option, notifies the applicable trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the applicable trustee by or on behalf of DTC in accordance with the applicable indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

Same Day Settlement and Payment

Nextel Partners will make payments in respect of the notes represented by the global notes (including principal and premium and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Nextel Partners will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

LEGAL MATTERS

Jones Day will pass upon the validity of the guarantees. Jones Day will rely as to certain matters under Kansas law upon the opinion of Michael T. Hyde, Esq., our in-house counsel. As of October 18, 2006, Mr. Hyde beneficially owned 24,790 shares of our series 1 common stock, had options to purchase 72,941 shares of our series 1 common stock and had restricted stock units representing 5,077 shares of our series 1 common stock.

EXPERTS

The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation and subsidiaries as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, included in Sprint Nextel’s Current Report on Form 8-K filed September 18, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included in Sprint Nextel’s annual report on Form 10-K/A for the year ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements and financial statement schedule refers to the adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in the fourth quarter of 2005.

With respect to the unaudited interim financial information for the periods ended June 30, 2006 and 2005 and March 31, 2006 and 2005, incorporated by reference herein, KPMG LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in Sprint Nextel’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 and Sprint Nextel’s Current Report on Form 8-K filed September 18, 2006, and incorporated by reference herein, state that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation (formerly Sprint Corporation) for the year ended December 31, 2003 included in its current report on Form 8-K filed September 18, 2006 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated by reference herein. The consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

The consolidated financial statements of Nextel Partners, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included in Nextel Partners, Inc.’s annual report on Form 10-K for the year ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting of Nextel Communications, Inc. and subsidiaries as of and for the year ended December 31, 2004 incorporated in this prospectus by reference in the Current Report on Form 8-K dated August 18, 2005 of Sprint Nextel Corporation have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph referring to the adoption of the provisions of Emerging Issues Task

Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, in 2003 and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

Our SEC filings are also available at the office of The New York Stock Exchange, or the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

We have filed a registration statement with the SEC under the Securities Act, of which this prospectus forms a part, to register the guarantees to be issued in connection with the consent solicitation. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement and its exhibits. As a result, statements in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If any contract, agreement or other document is filed as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Sprint Nextel Corporation, 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Investor Relations, telephone: (703) 433-4300. This prospectus incorporates by reference the following documents:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 7, 2006, as amended by Form 10-K/A filed on March 31, 2006 and as amended by Form 10-K/A Amendment No. 2 filed on October 10, 2006;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed on May 5, 2006;

•	Quarterly report on Form 10-Q for the quarter ended June 30, 2006 filed on August 9, 2006; and

•	Current reports on Form 8-K filed on August 18, 2005 (only with respect to Exhibits 99.17 and 99.18), February 1, 2006, February 10, 2006, February 22, 2006 (of the two current reports on Form 8-K filed on February 22, 2006, only the filing made under Item 1.01 is incorporated herein by reference), March 6, 2006, April 20, 2006, April 21, 2006, May 3, 2006, May 23, 2006, June 16, 2006, June 27, 2006, July 27, 2006, August 3, 2006 (only the information reported under Item 8.01 is incorporated herein by reference), August 22, 2006, September 18, 2006 and October 10, 2006.

We are also incorporating by reference into this prospectus the following documents filed by Nextel Partners, Inc. (file no. 0-29633):

•	Annual report on Form 10-K of Nextel Partners, Inc. for the fiscal year ended December 31, 2005 filed on March 15, 2006;

•	Quarterly report on Form 10-Q of Nextel Partners, Inc. for the quarter ended March 31, 2006 filed on May 3, 2006; and

•	Quarterly report on Form 10-Q of Nextel Partners, Inc. for the quarter ended June 30, 2006 filed on September 18, 2006.

We will make these documents available to you without charge upon your oral or written request directed to us at the address and telephone number listed above.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the expiration date.

This additional information is a part of this prospectus from the date of filing of those documents.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

ANNEX A

PROPOSED AMENDMENTS TO THE INDENTURES

I. The following provisions of each of the indentures, which provisions are identical, would be amended as follows (capitalized terms used but not defined herein have the meanings given to them in each indenture, as amended by the proposed amendments; amended provisions shown in strikethrough and underlined text):

A.	Section 1.01 (Definition of “Asset Sale”)

“Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory and obsolete equipment in the ordinary course of business (provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 10.13 and/or the provisions of Section 8.01 and not by the provisions of Section 10.21), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Capital Stock of any of the Company’s Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Capital Stock by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (iii) a Restricted Payment that is permitted by Section 10.09, (iv) Permitted Joint Ventures, ~~and~~ (v) any License Exchange, and (vi) any transfer or sale of assets to the Parent or any direct or indirect Subsidiary of the Parent.

B.	Section 10.11 (Transactions with Affiliates)

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) or series of related transactions with any Affiliate of the Company on terms that are less favorable to the Company or such Restricted Subsidiary, as the case may be, than those which might be obtained at the time of such transaction from a Person that is not such an Affiliate; provided, however, that this Section 10.11 shall not limit, or be applicable to, (i) any transaction between Unrestricted Subsidiaries not involving the Company or any Restricted Subsidiary, (ii) any transaction between the Company and any Restricted Subsidiary or between Restricted Subsidiaries or (iii) any Permitted Transactions. In addition, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions, other than Permitted Transactions, between the Company or any Restricted Subsidiary and any Affiliate of the Company (other than a Restricted Subsidiary) involving an aggregate consideration in excess of $~~5~~10.0 million, unless the Company delivers to the Trustee a determination by the Board of Directors set forth in an Officers’ Certificate certifying that such transaction or series of related transactions is on terms as favorable as those that might be obtained at the time of such transaction (or series of transactions) from a Person that is not such an Affiliate. ~~or more must be approved in good faith by a majority of the Company’s Disinterested Directors (of which there must be at least one) and evidenced by a Board Resolution, or if there is no Disinterested Director at such time or such transaction involves aggregate consideration of $25.0 million or more, by an opinion as to fairness (“Fairness Opinion”) to the Company or such Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.~~ For purposes of this Section 10.11, if the Company delivers such an Officers’ Certificate to the Trustee, any transaction or series of related transactions between the Company or any Restricted Subsidiary and an Affiliate of the Company ~~that is approved by a majority of the Disinterested Directors (of which there must be at least one to utilize this method of approval) and evidenced by a Board Resolution or for which a Fairness Opinion has been issued~~shall be deemed to be on terms as favorable as those that might

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be obtained at the time of such transaction (or series of transactions) from a Person that is not such an Affiliate and thus shall be permitted under this Section 10.11.

C.	Section 10.16 (Provision of Financial Information)

Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required to file them. The Company shall also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto if the Company were subject thereto and (b) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder. The Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein.

In addition, for so long as any Securities remain outstanding, the Company shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A under the Securities Act.

Notwithstanding the foregoing, if the Parent executes and delivers to the Trustee a Parent Guarantee, the reports and other information required by this Section 10.16 may instead be those filed with the Commission by the Parent and furnished with respect to the Parent without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.

II. The following definitions would be added to Section 1.01 of each of the indentures in their proper alphabetical location (capitalized terms used but not defined herein have the meanings given to them in each indenture, as amended by the proposed amendments):

“Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of the Company.

“Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of the Company under the Indenture and any outstanding Securities.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The table below sets forth the various expenses and costs to be incurred by Sprint Nextel Corporation (“Sprint Nextel”) in connection with the sale and distribution of the securities offered hereby. All the amounts shown are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$50,825
Trustees’ fees	5,000
Printing and engraving expenses	50,000
Accounting fees and expenses	80,000
Legal fees and expenses	150,000
Miscellaneous expenses	4,175
Total expenses	$340,000

Item 15.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the amended and restated articles of incorporation and amended and restated bylaws of Sprint Nextel Corporation (“Sprint Nextel”).

Under Section 17-6305 of the Kansas General Corporation Code, or KGCC, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Consistent with Section 17-6305 of the KGCC, Article IV, Section 10 of the bylaws of Sprint Nextel provides that the corporation will indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit, or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

In accordance with Section 17-6002(b)(8) of the KGCC, Sprint Nextel’s articles of incorporation provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to Sprint Nextel or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the KGCC (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.

Under Article IV, Section 10 of the bylaws of Sprint Nextel, Sprint Nextel may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the corporation, or who is or was serving at the request of the corporation as a director, officer or employee of any other enterprise, against any liability arising out of his status as such, whether or not the corporation would have the power to indemnify such persons against liability. Sprint Nextel carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse the corporation for liabilities indemnified under the bylaws.

Sprint Nextel has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of Sprint Nextel.

Item 16.	Exhibits.

All references to documents filed pursuant to the Securities Exchange Act of 1934, including Forms 10-K, 10-Q and 8-K, were filed by Nextel Partners, Inc., file no. 0-29633, or Sprint Corporation or Sprint Nextel Corporation, file no. 1-04721, unless otherwise indicated.

Exhibit
Number

4	.1.1	Indenture, dated as of June 23, 2003, by and between Nextel Partners, Inc. and The Bank of New York, as trustee for the 8 1/8% Senior Notes due 2011 (filed as Exhibit 10.68 to the quarterly report on Form 10-Q for the quarter ended June 30, 2003 filed by Nextel Partners, Inc. on August 14, 2003 and incorporated herein by reference).
**4	.1.2	Form of First Supplemental Indenture for 2003 8 1/8% Senior Notes due 2011.
**4	.1.3	Form of Sprint Nextel Corporation Guarantee of 2003 8 1/8% Senior Notes due 2011.
4	.2.1	Indenture, dated as of May 19, 2004, by and between Nextel Partners, Inc. and BNY Western Trust Company, as trustee for the 8 1/8% Senior Notes due 2011 (filed as Exhibit 10.78 to the quarterly report on Form 10-Q for the quarter ended June 30, 2004 filed by Nextel Partners, Inc. on August 9, 2004 and incorporated herein by reference).
**4	.2.2	Form of First Supplemental Indenture for 2004 8 1/8% Senior Notes due 2011.
**4	.2.3	Form of Sprint Nextel Corporation Guarantee of 2004 8 1/8% Senior Notes due 2011.
4	.3.1	Indenture, dated as of October 1, 1998, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 1998, and incorporated herein by reference).
4	.3.2	First Supplemental Indenture, dated as of January 15, 1999, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s current report on Form 8-K dated February 2, 1999 and incorporated herein by reference).
4	.3.3	Second Supplemental Indenture dated as of October 15, 2001, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A. as Trustee (filed as Exhibit 99 to Sprint Corporation’s current report on Form 8-K/A dated October 17, 2001 and incorporated herein by reference).
**5	.1	Opinion of Jones Day regarding validity.
**5	.2	Opinion of Michael T. Hyde, Esq. regarding validity.
**8		Opinion of Jones Day regarding United States federal income tax considerations.
**12		Statement regarding computation of earnings to fixed charges.
*15		Letter re: Unaudited Interim Financial Information.
*23	.1	Consent of KPMG LLP regarding Sprint Nextel Corporation financial statements.
*23	.2	Consent of Ernst & Young LLP.
*23	.3	Consent of KPMG LLP regarding Nextel Partners, Inc. financial statements.

Exhibit
Number

*23	.4	Consent of Deloitte & Touche LLP.
23.5		Consent of Jones Day (included in Exhibit 5.1).
23.6		Consent of Michael T. Hyde, Esq. (included in Exhibit 5.2).
**24		Powers of Attorney.
*99		Letter of Consent.

*	Filed herewith

**	Previously filed

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on the 18th day of October 2006.

SPRINT NEXTEL CORPORATION

By:	/s/ Paul N. Saleh
Name: Paul N. Saleh
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gary D. Forsee	President and Chief Executive Officer and Director (Principal Executive Officer)

* Paul N. Saleh	Chief Financial Officer (Principal Financial Officer)

* William G. Arendt	Senior Vice President and Controller (Principal Accounting Officer)

* Timothy M. Donahue	Chairman of the Board

* Keith J. Bane	Director

Robert R. Bennett	Director

* Gordon M. Bethune	Director

* Frank M. Drendel	Director

* James H. Hance, Jr.	Director

* V. Janet Hill	Director

Signature		Title	Date

* Irvine O. Hockaday, Jr.		Director

* William E. Kennard		Director

* Linda Koch Lorimer		Director

* William H. Swanson		Director

*By	/s/ Leonard J. Kennedy as Attorney-in-Fact		October 18, 2006

EXHIBITS

Exhibit
Number		Description of Exhibits

*15		Letter re: Unaudited Interim Financial Information.
*23	.1	Consent of KPMG LLP regarding Sprint Nextel Corporation financial statements.
*23	.2	Consent of Ernst & Young LLP.
*23	.3	Consent of KPMG LLP regarding Nextel Partners, Inc. financial statements.
*23	.4	Consent of Deloitte & Touche LLP.
*99		Letter of Consent.

*	Filed herewith